Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ENVESTNET, INC., AS PARENT,

PECAN MERGER SUB INC., AS MERGER SUB,

PIETECH, INC., AS THE COMPANY,

THE PERSONS LISTED ON APPENDIX A, AS THE SELLERS,

AND

ROBERT D. CURTIS, AS THE SELLERS’ REPRESENTATIVE

Dated as of March 14, 2019

List of Appendices, Exhibits and Schedules:

Appendix A:	List of Sellers
Exhibit A:	Escrow Agreement
Exhibit B:	Articles of Merger
Exhibit C:	Certificate of Merger
Exhibit D:	Form of Orderly Marketing Agreement

Schedule 1:	Company Accounting Policies
Schedule 2:	Covered Employees
Schedule 3:	Seller Knowledge Group
Schedule 4:	Sample Closing Working Capital Statement
Schedule 5:	Terms of LLC Transfer
Schedule 6:	Terms of Venture Investment
Schedule 7:	Terms of Apprise Transaction

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 14, 2019, is entered into by and among (i) Envestnet, Inc., a Delaware corporation (“Parent”), (ii) Pecan Merger Sub Inc., a Delaware corporation (“Merger Sub”), (iii) PIEtech, Inc., a Virginia corporation (“Company”), (iv) the Persons listed on Appendix A (collectively, the “Sellers” and each individually, a “Seller”) and (v) Robert D. Curtis, in his capacity as representative of the Sellers (the “Sellers’ Representative”). Parent, Merger Sub, Company and the Sellers are each referred to herein as a “Party” and together as the “Parties”.

W I T N E S S E T H:

A.            The Sellers collectively own beneficially and of record 100% of the issued and outstanding capital stock of the Company.

B.            The Company provides software to the money management industry (collectively, the “Business”).

C.            The Board of Directors of the Company (the “Company Board”), Parent and Merger Sub (a) have each unanimously approved the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into Merger Sub, with Merger Sub surviving such merger (the “Merger”), (b) have each determined that the terms of this Agreement are in the best interests of and fair to the Company, Parent or Merger Sub and their respective stockholders, as applicable, and (c) have declared the advisability of this Agreement and the Merger.

D.            For the administrative convenience of the Parties, the Sellers’ Representative has been made a party to this Agreement for the purpose of acting as an authorized agent of the Sellers.

E.            For United States federal income tax purposes, it is intended that the Merger shall qualify as a tax-free transaction pursuant to Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the Parties hereto agree as follows:

Article I.  DEFINITIONS

Section 1.01          Definitions.  The following terms shall have the respective meanings set forth below throughout this Agreement:

“Acquisition Proposal” has the meaning set forth in Section 5.06.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Annual Financial Statements” has the meaning set forth in Section 3.06(a).

“Antitrust Laws” means any antitrust, competition, or trade regulation Laws that are intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the HSR Act.

“Apprise Transaction” means the transaction described in Schedule 7.

“Articles of Merger” has the meaning set forth in Section 2.01(b).

“Business” has the meaning set forth in the Recitals of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York, are authorized or obligated by Law or executive order to close.

“Business Hardware” shall mean any PC hardware owned, designed, developed (or currently being developed), used, marketed, distributed, licensed or sold by the Company.

“Business IP” means all Intellectual Property Rights and Intellectual Property owned, purported to be owned, licensed or used by the Company.

“Business IP Contract” means any Contract to which the Company is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right owned, licensed or used by the Company or that otherwise relates to any Business IP or any Intellectual Property that was developed by, with or for the Company.

“Business Products” has the meaning set forth in Section 3.14(n).

“Business Software” means any software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by the Company (excluding any third party software (i) that is generally available on standard commercial terms and is licensed to the Company solely for internal use on a non-exclusive basis or (ii) is listed on Schedule 3.14(b)).

“Cash” means, as of the Closing, the aggregate amount of the Company’s cash and cash equivalents.

“Certificate of Merger” has the meaning set forth in Section 2.01(b).

“Closing” means the consummation of the transactions set forth in Article II.

“Closing Cash Payment” means a cash amount equal to (i) two hundred ninety-five million dollars ($295,000,000), plus (ii) the amount of Cash, less (iii) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital, plus (iv) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital, less (v) the aggregate consolidated Indebtedness of the Company set forth in the Payoff Letters, less (vi) the Seller Transaction Expenses, and less (vii) the Indemnity Escrow Amount, less (viii) the Purchase Price Escrow Amount.

“Closing Date” has the meaning set forth in Section 2.07.

“Closing Date Net Working Capital” has the meaning set forth in Section 2.06(c)(ii).

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the preamble.

“Company Accounting Policies” means the accounting principles, practices, policies, procedures, classifications, estimation techniques, judgments and methodologies set forth in Schedule 1, which Company Accounting Policies were used by the Company in connection with the preparation of the Financial Statements and the Company in connection with the preparation of the Estimated Net Working Capital Statement.

“Company Auditor” means with respect to the fiscal year ending December 31, 2017, Wiss & Company, LLP and with respect to the fiscal year ending December 31, 2018, Keiter CPAs.

“Company Board” has the meaning set forth in the Recitals.

“Company Common Stock” means the authorized capital stock of the Company.

“Company Information” means all data of the Company, as well as the information of third parties held by the Company including without limitation any information obtained from users and customers of its Business that the Company is obligated to maintain in confidence, any User Data and any Personal Data contained therein.

“Company Privacy Policy” means each external or internal, past or present privacy policy of the Company, including any policy relating to: (a) the privacy of users of any Company Web Site and/or the security of their data and (b) the collection, retention, use, processing, storage, disclosure, security, and transfer of any User Data.

“Company Web Site” means any public or private website, online portal, cloud service, or mobile application owned, maintained or operated at any time by or on behalf of the Company.

“Confidential Information” has the meaning set forth in Section 5.11.

“Consulting Agreement” means the consulting agreement to be entered into between Parent or one of its Affiliates and Robert D. Curtis to be effective as of the Closing Date.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, policy, plan, rule, distributor (or similar) platform requirement, terms of service, commitment, arrangement or undertaking of any nature under which any party thereto has any outstanding rights or obligations.

“Covered Employees” means the Persons listed on Schedule 2.

“Current Assets” means, as of the Effective Time on the Closing Date, the consolidated current assets of the Company, excluding cash and cash equivalents, required to be set forth on a balance sheet prepared in accordance with the Company Accounting Policies and using the same accounting principles, policies, practices, classifications and methodologies used in preparation of the Sample Closing Working Capital Statement.

“Current Liabilities” means, as of the Effective Time on the Closing Date, the consolidated current liabilities of the Company required to be set forth on a balance sheet prepared in accordance with the Company Accounting Policies and using the same accounting principles, policies, practices, classifications and methodologies used in preparation of the Sample Closing Working Capital Statement, but excluding in all cases all Indebtedness and Seller Transaction Expenses.

“Data Laws” means Laws applicable to data or information privacy, data or information security and protection, data transfer (including cross-border transfer), data processing, and/or confidential, customer or personal information.

“DE SOS” has the meaning set forth in Section 2.01(b).

“Debtor Relief Laws” has the meaning set forth in Section 3.02(a).

“Deductible” has the meaning set forth in Section 8.04(a).

“Delivery and Payment Instructions” has the meaning set forth in Section 2.03(a).

“DGCL” has the meaning set forth in Section 2.01(a).

“Disclosure Schedules” has the meaning set forth in Article III.

“Dissenting Shares” has the meaning set forth in Section 2.11.

“Effective Time” has the meaning set forth in Section 2.01(b).

“Electronic Delivery” shall have the meaning set forth in Section 9.16.

“Employment Agreements” means the employment agreements to be entered into between Parent or one of its Affiliates and each Covered Employee effective as of the Closing Date.

“Environmental Laws” means any applicable Laws relating to (a) the remediation, generation, production, installation, use, storage, treatment, transportation, release, or disposal of Hazardous Materials or (b) the protection of natural resources or the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means JP Morgan Bank, N.A., or another escrow agent mutually agreed upon between Parent and the Sellers’ Representative.

“Escrow Agreement” means the escrow agreement entered into on the Closing Date among Parent, the Sellers’ Representative and the Escrow Agent, substantially in the form of Exhibit A attached hereto.

“Estimated Net Working Capital” shall have the meaning set forth in Section 2.06(c)(i).

“Estimated Net Working Capital Statement” shall have the meaning set forth in Section 2.06(c)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Net Working Capital” shall have the meaning set forth in Section 2.06(d).

“Financial Statements” has the meaning set forth in Section 3.06(a).

“Flow of Funds Memorandum” shall have the meaning set forth in Section 2.06(a).

“Fraud” means an actual and intentional fraud with respect to the making of a representation or warranty contained in this Agreement.

“Fundamental Representations” means, collectively, the representations or warranties contained in Sections 3.01 (Organization and Standing), 3.02 (Authorization, Execution and Enforceability), 3.03 (No Conflict of Violation), 3.05 (Capitalization), 3.12 (No Brokers), 4.01 (Organization and Standing), 4.02 (Authorization, Execution and Enforceability), 4.03 (No Conflict or Violation), and 4.05 (No Brokers).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government or political subdivision, whether foreign, federal, state, local, or any agency, authority, official or instrumentality of any such government or political subdivision.

“Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases) that are listed, regulated or defined under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to a Person, (a) all indebtedness of such Person for money borrowed from a lender; (b) indebtedness of such Person for the deferred purchase price of property or services represented by a note; (c) all indebtedness of such Person secured by a mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien; (d) that portion of obligations with respect to capital leases that is properly classified on such Person’s balance sheet as a liability in conformity with the Company Accounting Policies; (e) any liability of such Person in respect of banker’s acceptances or letters of credit; (f) notes payable and agreements representing extensions of credit whether or not representing obligations for borrowed money; (g) guarantees securing indebtedness for borrowed money; (h) any obligations under any interest rate swap, collar, cap, commodity hedging agreements, futures contracts and similar hedging obligations; (i) all bonuses or other payments due to employees as a result of the Transaction; and (j) all interest, any premiums payable or any other costs, fees or charges (including any prepayment penalties, premiums, breakage costs, expenses or fees or payment obligations (including consent fees and make-whole payments)) on any instruments or obligations described in clauses (a) through (h) hereof, all as the same may be payable upon the complete and final payoff thereof, regardless of whether such payoff occurs prior to, simultaneous with or following the Closing; but excluding for all purposes of this definition, any amount included in the calculation of Net Working Capital and Seller Transaction Expenses.

“Indemnified Party” and “Indemnifying Party” shall have the meanings set forth in Section 8.05(a).

“Indemnified Taxes” means (i) all Taxes (or the nonpayment thereof) (a) of Sellers, (b) of, attributable to, or imposed on the Company for any Pre-Closing Tax Period, or (c) of any Person imposed on the Company as a transferee or successor, by contract, pursuant to any law, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign Tax law, which Taxes relate to an event or transaction occurring before or on the Closing Date or (ii) any Taxes of the Company attributable to any failure of the Company to be treated as a valid S Corporation.

“Indemnity Claim Notice” shall have the meaning set forth in Section 8.01.

“Indemnity Escrow Account” has the meaning set forth in Section 2.06(a)(v).

“Indemnity Escrow Amount” has the meaning set forth in Section 2.06(a)(v).

“Independent Accounting Firm” means a nationally or regionally recognized accounting firm mutually agreed upon by Parent and the Sellers’ Representative; provided, however, that the Independent Accounting Firm may not have had in the prior three (3) years prior to the date of engagement, a material business relationship with either Parent, any Seller, or any of their respective Affiliates. Notwithstanding the foregoing, if Parent and the Sellers’ Representative have failed to reach agreement on an Independent Accounting Firm within ten (10) calendar days, then Parent and the Sellers’ Representative will jointly engage the Washington, DC Regional Office of the American Arbitration Association to select the Independent Accounting Firm, in accordance with the procedures of the American Arbitration Association to make such election.

“Informational Disclosures” has the meaning set forth in Section 5.08(a).

“Insurance Policies” has the meaning set forth in Section 3.11.

“Intellectual Property” means any and all business and application methodologies, processes, systems and practices, algorithms, application keys, application programming interfaces, apparatus, artwork, audiovisual files, net lists, test vectors, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, three dimensional models, URLs, user interfaces, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, concepts, prototypes, samples, studies and summaries).

“Intellectual Property Rights” means all past, present, and future rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, database rights, and moral rights; (b) trademark, trade dress, and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

“Interim Financial Statements” has the meaning set forth in Section 3.06(a).

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of Parent” means, with respect to a particular fact or matter, the actual knowledge of Jud Bergman, Pete D’Arrigo, Bill Crager and Shelly O’Brien of such fact or matter.

“Knowledge of the Sellers” means, with respect to a particular fact or matter, the actual knowledge of the Persons identified on Schedule 3 of such fact or matter.

“Law” means any law, statute, code, ordinance, regulation or other legally enforceable requirement enacted, adopted, issued or promulgated by any Governmental Authority, and includes, without limitation, treaties, conventions, and Antitrust Laws.

“Leased Real Property” has the meaning set forth in Section 3.20(c)(i).

“Legal Proceeding” means any action, suit, litigation, arbitration, claim, charge, complaint, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lien” means any mortgage, lien, pledge, security interest, easement, encroachment, right-of-way, charge or other encumbrance, restriction or limitation.

“LLC Transfers” means the transfers of limited liability company membership interests described in Schedule 5.

“Losses” shall have the meaning set forth in Section 8.02.

“Material Adverse Effect” means with respect to the Company, any event, change, circumstance or effect that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, assets, liabilities (contingent or otherwise), properties, results of operations, or financial condition of the Company; provided, however, that “Material Adverse Effect” shall not include any event, change, circumstance or effect, directly or indirectly, arising out of or attributable to: (a) general economic or political conditions, including without limitation, any such event, change, circumstance or effect to the extent resulting from the financial, banking or securities markets in general (including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates), or any outbreak of hostilities, terrorist activities or war, or the escalation or worsening thereof, (b) conditions generally affecting the industries or the segments thereof in which the Company operates, (c) changes in Laws or orders of any Governmental Authority or the enforcement, implementation or interpretation thereof, (d) any action required or specifically permitted by this Agreement or the other Transaction Documents or any action taken at the request of, or with the consent of, Parent, (e) the authorized announcement, pendency or completion of the Transaction, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company, (f) any natural or man-made disaster or acts of God, or (g) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, however, that any event, change, or occurrence resulting from the matters referred to in clauses (a), (b), (c), and (f) above shall be excluded only to the extent such matters do not disproportionately impact the Company as compared to other Persons operating in same industry.

“Material Contracts” shall have the meaning set forth in Section 3.08(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.02(a).

“Merger Sub” has the meaning set forth in preamble.

“Net Working Capital” means Current Assets minus Current Liabilities.

“NYSE” means the New York Stock Exchange Inc.

“Objection Notice” shall have the meaning set forth in Section 8.05(b).

“Open Source Code” means any software code, specifications, and standards that are distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

“Order” has the meaning set forth in Section 7.01(d).

“Orderly Marketing Agreement” means that certain Orderly Marketing Agreement entered into on the Closing Date among Parent and the Sellers party thereto, substantially in the form of Exhibit D attached hereto.

“Outside Date” shall have the meaning set forth in Section 7.01(e).

“Owned Real Property” shall have the meaning set forth in Section 3.20(c).

“Parent” shall have the meaning set forth in the preamble.

“Parent Common Stock” means the common stock, par value $0.005 per share, of Parent.

“Parent Financial Statements” shall have the meaning set forth in Section 4.10.

“Parent Indemnified Parties” shall have the meaning set forth in Section 8.02.

“Parent SEC Documents” shall have the meaning set forth in Section 4.10.

“Party” or “Parties” shall have the meaning set forth in the preamble.

“Payoff Letters” means letters, in form and substance acceptable to Parent, which (in the aggregate) provide for (a) the release of all Liens (except for Permitted Liens) on the properties and assets of the Company, and (b) the discharge and satisfaction of all Indebtedness of the Company, in each case, following satisfaction of the terms contained in such letters.

“Permits” means all licenses, permits, franchises, approvals, registrations, authorizations, consents or orders of, or filings with, any Governmental Authority or any other Person.

“Permitted Liens” means (i) liens for Taxes not yet due and payable, (ii) mechanics, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice with respect to amounts that are not yet delinquent, (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property that do not, individually or in the aggregate, interfere with the current use or utility or diminish the value of the encumbered property, and (iv) any statutory landlord’s liens.

“Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, joint venture, unincorporated organization, governmental, judicial or regulatory body, business unit, division or any other business entity, organization or Governmental Authority.

“Personal Data” means personal information relating to an identified or identifiable person, including a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person, plus any other data protected by Data Laws.

“Plans” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar Contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, retention benefits, flexible benefits, cafeteria plan, fringe benefits, and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) (i) which is maintained, administered or contributed to by the Company, (ii) which covers any current or former employee, officer, director or independent contractor of the Company (including any such plan of an ERISA Affiliate), or (iii) with respect to which the Company has any liability (including any such plan of an ERISA Affiliate).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Tax period that begins before or on the Closing Date and ends thereafter, the portion of such Tax period beginning after (and excluding) the Closing Date.

“Pre-Closing Income Tax Returns” has the meaning set forth in Section 5.05(b).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Tax period that begins before or on the Closing Date and ends thereafter, the portion of such Tax period ending on (and including) the Closing Date.

“Privacy and Security Requirements” means all applicable Data Laws, Company Privacy Policies, and third party contractual requirements (including consents and data transfer agreements) relating to the use, collection, storage, disclosure, transfer and security of Company Information.

“Pro Rata Allocation” means, with respect to a Seller, the percentage set forth opposite such Seller’s name under the heading “Allocation” on Appendix A.

“Purchase Price” means an amount equal to five hundred million dollars ($500,000,000).

“Purchase Price Escrow Account” has the meaning set forth in Section 2.06(a)(vi).

“Purchase Price Escrow Amount” has the meaning set forth in Section 2.06(a)(vi).

“R&W Insurance Policy” means that certain Parent-side representation and warranty insurance policy that will be obtained by Parent on the Closing Date, in the form delivered by Parent to the Sellers’ Representative prior to the execution of this Agreement.

“Real Property Leases” has the meaning set forth in Section 3.20(c)(i).

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights, registered trademarks, registered internet domain names and all applications for any of the foregoing.

“Regulation S-X” has the meaning set forth in Section 5.16(e).

“Represented Parties” has the meaning set forth in Section 9.10(b).

“Restricted Business” means any business that offers services substantially similar to those that the Company offered as of the date hereof or which are included in the Company’s business plan as of the date hereof, including any business whose primary source of revenue generation is through providing financial planning software solutions to financial services firms.

“Restricted Period” means three (3) years from and after the Closing Date.

“Retention Pool” has the meaning set forth in Section 2.14.

“Retention Recipient” has the meaning set forth in Section 2.14.

“Sample Closing Working Capital Statement” means the example of the calculation method, including the classification of the Current Asset and Current Liability line items, used to determine Target Net Working Capital set forth in Schedule 4.

“Savings Plan” has the meaning set forth in Section 5.07(c).

“SCC” has the meaning set forth in Section 2.01(b).

“Schedule Update” has the meaning set forth in Section 5.08(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means, collectively, the Securities Act, the Exchange Act, the Investment Advisers Act, the Investment Company Act and any state securities and “blue sky” Laws.

“Security Breach” means an actual or reasonably suspected misuse, compromise, or unauthorized access, destruction, loss, alteration, acquisition or disclosure of any Personal Data or other Company Information.

“Security Program” has the meaning set forth in Section 3.14(o)(v).

“Seller” shall have the meaning set forth in the preamble.

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.03.

“Seller Transaction Expenses” means any transaction fees and expenses of a Seller or the Company as of immediately prior to the Closing related to the transactions contemplated by this Agreement and the other Transaction Documents, including without limitation financial advisory fees, legal fees and expenses, broker and finder fees and expenses of accountants.

“Sellers” shall have the meaning set forth in the preamble.

“Sellers’ Representative” shall have the meaning set forth in the preamble.

“Sellers’ Representative Expenses” has the meaning set forth in Section 9.09(b).

“Statement Date” means January 31, 2019.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends thereafter.

“Survival Period” has the meaning set forth in Section 8.01.

“Surviving Company” has the meaning set forth in Section 2.01(a).

“Target Net Working Capital” means negative nine million two hundred thousand dollars ($-9,200,000).

“Tax” (including, with correlative meaning, “Taxes”) means, with respect to the Company, any net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, escheat, unclaimed property, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits tax, alternative or add on minimum tax, customs duty or other tax, fee, assessment or charge of any kind whatsoever, together with any interest and penalty, addition to tax or additional amount imposed by any Taxing Authority in connection with the determination, assessment, collection, refund, or payment of any Tax.

“Tax Contest” means any audit, investigation, claim, dispute or controversy initiated by a Taxing Authority and relating to the Taxes of the Company or the Surviving Company.

“Tax Return” means any return, report, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax, including any amendments thereto.

“Taxing Authority” means any Governmental Authority responsible for the assessment, determination, collection or administration of any Tax.

“Termination Fee” shall have the meaning set forth in Section 7.03(a)(i).

“Third Party Claims” shall have the meaning set forth in Section 8.05(c).

“Transaction” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Articles of Merger, the Certificate of Merger and all certificates, letters and instruments delivered by the Parties in accordance with the terms hereof.

“Transaction Related Communications and Documents” has the meaning set forth in Section 9.10(d).

“Transfer Taxes” has the meaning set forth in Section 5.04.

“User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company from users of any Company Web Site.

“VSCA” has the meaning set forth in Section 2.01(a).

“Year End Financial Statements” has the meaning set forth in Section 5.16(b).

“WBD” has the meaning set forth in Section 9.10(a).

“Working Capital Deficit Amount” has the meaning set forth in Section 2.06(f).

“Working Capital Excess Amount” has the meaning set forth in Section 2.06(f).

“Venture Investment” means the investment described in Schedule 6.

Article II.  MERGER

Section 2.01                             Merger.

(a)                                 Subject to the terms and conditions hereof, at the Effective Time, the Company shall merge with and into Merger Sub in accordance with the Virginia Stock Corporation Act, as amended (the “VSCA”) and the General Corporation Law of the State of Delaware, as amended (the “DGCL”), whereupon the separate existence of the Company shall cease, and Merger Sub shall be the surviving corporation (the “Surviving Company”) and a wholly owned subsidiary of Parent.

(b)                                 At the Closing, the Company and Merger Sub shall (i) cause an articles of merger in the form attached hereto as Exhibit B (the “Articles of Merger”) to be executed, acknowledged and filed with the State Corporation Commission of Virginia (the “SCC”), (ii) cause a certificate of merger in the form attached hereto as Exhibit C (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware (the “DE SOS”), and (iii) make all other filings or recordings required by the VSCA or the DGCL in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger is duly filed with the SCC and the Certificate of Merger is duly filed with the DE SOS or at such other time as Parent and the Company shall agree and specify in the Articles of Merger and the Certificate of Merger (the “Effective Time”).

(c)                                  The Merger shall have the effects set forth in Section 13.1-721 of the VSCA and Section 259 of the DGCL.

(d)                                 From and after the Effective Time, the Surviving Company shall succeed to all the assets, rights, privileges, immunities, powers and franchises and be subject to all of the Liabilities, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the VSCA, the DGCL and this Agreement.

Section 2.02                             Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any Person:

(a)                                 Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares and shares of Company Common Stock owned by the Company as treasury stock) shall be cancelled and extinguished, shall cease to exist and shall be converted into the right to receive, without interest, (i) the amount set forth in Section 2.06(a)(i) and (ii) the number of shares of Parent Common Stock set forth in Section 2.06(a)(ii). The aggregate consideration to which the Sellers become entitled pursuant to this Section 2.02 is referred to herein as the “Merger Consideration”. Each certificate held by a holder formerly representing any such share of Company Common Stock (if certificated) shall thereafter represent only the right to receive payment in accordance with this Section 2.02.

(b)                                 Each share of Company Common Stock held immediately prior to the Effective Time by Parent, Merger Sub or the Company shall be automatically canceled and shall cease to exist and no payment shall be made with respect thereto.

(c)                                  Each share of Merger Sub’s common stock, par value $0.01 per share, that is issued and outstanding immediately prior to the Effective Time shall be converted, without receiving any payment with respect thereto, into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company.

Section 2.03                             Delivery and Payment Instructions.

(a)                                 Each Seller hereby directs the Surviving Corporation to transfer as of, and subject to the occurrence of, the Effective Time, to Parent all shares of Company Common Stock owned by such Seller and reflected in the stock ledger of the Company. Promptly following the Effective Time and subject to Parent having received from such Seller a duly executed and completed IRS Form W-9 not less than two (2) Business Days prior to the payment date, Parent shall promptly deliver, or cause to be delivered, to each Seller (other than a holder of Dissenting Shares) cash and shares of Parent Common Stock to which such Seller is entitled under Section 2.02(a), to the account(s) designated by such Seller in writing (the “Delivery and Payment Instructions”) not less than two (2) Business Days prior to the payment date; provided, that Parent shall deliver or cause to be delivered such amounts and such shares on the Closing Date to any Seller owning Company Common Stock (other than a holder of Dissenting Shares) that has delivered the Form W-9 and Delivery and Payment Instructions at least two (2) Business Days prior to the Closing Date. The Delivery and Payment Instructions shall include all information reasonably requested by Parent’s transfer agent as a condition to issuance of the shares of Parent Common Stock.

(b)                                 Except for interest that may be payable pursuant to the terms of the Escrow Agreement, in no event shall any Seller be entitled to receive interest on any of the funds to be received hereunder. Any shares of Company Common Stock owned by a Seller shall not be transferable without Parent’s prior written consent. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of the Company Common Stock theretofore outstanding on the books of the Company. From and after the Effective Time, the Sellers owning outstanding shares of Company Common Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by Law. If the consideration provided for herein is to be delivered in the name of a Person other than the Person in whose name the shares of Company Common Stock was surrendered, the applicable Seller shall provide Parent with such information and in such form as Parent may reasonably request. Notwithstanding anything to the contrary in this Agreement or any knowledge possessed or acquired by or on behalf of Parent, Merger Sub or any of their respective Affiliates, it is expressly acknowledged that Parent, Merger Sub and, following the Closing, the Surviving Company and their respective Affiliates shall be entitled to rely on, without any obligation to investigate or verify the accuracy or correctness thereof, the allocation of proceeds set forth herein.

(c)                                  On or after the Effective Time, all shares Company Common Stock shall be converted into the consideration payable in respect thereof without any interest thereon.

Section 2.04                             Organizational Documents.  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, the Merger Sub, the Company or the equityholders of any of the foregoing, the certificate of incorporation and bylaws of the Merger Sub, each as in effect at the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Company until amended in accordance with the provisions thereof and in accordance with applicable Law.

Section 2.05                             Directors and Officers.  From and after the Effective Time, until successors are duly elected, appointed or otherwise designated in accordance with applicable Law, the directors of the Merger Sub at the Effective Time shall be the directors of the Surviving Company, and the officers of the Merger Sub at the Effective Time shall be the officers of the Surviving Company, each such director and officer to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as in effect from and after the Effective Time.

Section 2.06                             Payment of Purchase Price.

(a)                                 Closing Date Payments and Deliveries. At least three (3) Business Days prior to the Closing Date, the Sellers’ Representative shall prepare and deliver to Parent a flow of funds memorandum (the “Flow of Funds Memorandum”) that sets forth the applicable payees, amounts payable and wire instructions for all amounts payable under this Section 2.06(a) and attaches, as an exhibit, the Payoff Letters. Subject to the terms and conditions of this Agreement, in consideration of the Merger and for the other covenants and agreements of Sellers contained herein, Parent at Closing shall pay by wire transfer of immediately available funds the following amounts, or deliver the following, as applicable, as set forth in the Flow of Funds Memorandum:

(i)                                     an amount to each Seller equal to such Seller’s Pro Rata Allocation multiplied by the Closing Cash Payment;

(ii)                                  evidence in form and substance reasonably satisfactory to Sellers’ Representative of the issuance in book entry form (and bearing customary legends noting that such securities constitute restricted securities under the Securities Act) in the name of each Seller a number of shares of Parent Common Stock equal to (A) such Seller’s Pro Rata Allocation of 3,184,713 shares of Parent Common Stock;

(iii)                               the amount of the Indebtedness described in the Payoff Letters, if any, in each case to the holders of such Indebtedness in full satisfaction thereof;

(iv)                              payments in the aggregate amount of the unpaid Seller Transaction Expenses in each case to the respective counterparties in full satisfaction thereof;

(v)                                 an amount equal to one million eight hundred seventy-five thousand dollars ($1,875,000) (the “Indemnity Escrow Amount”) to the Escrow Agent to be deposited into an escrow account (the “Indemnity Escrow Account”), which shall be established pursuant to the Escrow Agreement; and

(vi)                              an amount of cash equal to nine hundred thousand dollars ($900,000) (the “Purchase Price Escrow Amount”) to the Escrow Agent to be deposited into an escrow account (the “Purchase Price Escrow Account”), which shall be established pursuant to the Escrow Agreement.

(b)                                 If, at any time on or after the date hereof and prior to the Closing, (i) Parent makes (or any record date occurs with respect thereto) (A) any Parent dividend or distribution on the Parent Common Stock, (B) subdivision or split of any Parent Common Stock, (C) combination or reclassification of Parent Common Stock into a smaller number of shares of Parent Common Stock, or (D) issuance of any securities by reclassification of Parent Common Stock (including any reclassification in connection with a merger, consolidation or business combination in which Parent is the surviving Person) or (ii) any merger, consolidation, combination, or other transaction is consummated pursuant to which the Parent Common Stock is converted to cash or other securities, then the number of shares of the Parent Common Stock to be issued to the Sellers pursuant to this Agreement shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (i)(D) and (ii) to provide for the receipt by the Sellers, in lieu of any Parent Common Stock, the same number or amount of cash and/or securities as is received in exchange for each share of Parent Common Stock in connection with any such transaction described in clauses (i)(D) and (ii) hereof. An adjustment made pursuant to the foregoing shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the Effective Date in the case of a subdivision, split, combination, reclassification or other transaction.

(c)                                  Prior to the Closing Date:

(i)                                     At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Estimated Net Working Capital Statement”) setting forth its good faith estimate of Net Working Capital (“Estimated Net Working Capital”). The Estimated Net Working Capital Statement shall set forth the calculation of estimated Current Assets, Current Liabilities and Net Working Capital in a manner consistent with the Sample Closing Working Capital Statement, including the use of the same line items and line item entries, set forth on and used in the preparation of the Sample Closing Working Capital Statement.

(ii)                                  Within ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Sellers’ Representative its calculation of the actual Net Working Capital (the “Closing Date Net Working Capital”). The Closing Date Net Working Capital shall set forth the calculation of Current Assets, Current Liabilities and Net Working Capital, in each case in a manner consistent with the Sample Closing Working Capital Statement, including the use of the same line items and line item entries, set forth on and used in the preparation of the Sample Closing Working Capital Statement.

(d)                                 Parent’s calculation of the Closing Date Net Working Capital shall be final and binding on the Parties for purposes of this Article II unless, within forty-five (45) days after delivery thereof to the Sellers’ Representative, the Sellers’ Representative delivers to Parent a written notice of dispute specifying in reasonable detail the items in dispute. After delivery of a notice of dispute, the Sellers’ Representative and Parent shall promptly negotiate in good faith with respect to the subject of the dispute, and if they are unable to reach an agreement within thirty (30) days after delivery by the Sellers’ Representative to Parent of the notice of dispute, the Parties shall jointly engage the Independent Accounting Firm and submit the dispute to the Independent Accounting Firm for determination in accordance with Section 2.06(e) hereof. The Closing Date Net Working Capital finally determined under this Section 2.06 shall be referred to as the “Final Net Working Capital”.

(e)                                  Any dispute submitted to the Independent Accounting Firm by a Party shall be determined by the Independent Accounting Firm in accordance with the applicable principles and policies set forth in this Section 2.06(e). The Independent Accounting Firm shall be acting in the capacity as an expert and not an arbitrator. Upon submission of a dispute to the Independent Accounting Firm, Parent and the Sellers’ Representative shall (x) submit their estimate of the item(s) in dispute along with all supporting materials, and (y) direct the Independent Accounting Firm to issue a final decision within thirty (30) days of submission of such dispute to the

Independent Accounting Firm, as to the issues of disagreement and not resolved by Parent and the Sellers’ Representative; provided that, in resolving any disputed item, the Independent Accounting Firm may not assign a value to any such item that is greater than the greatest value for such item claimed by Parent and the Sellers’ Representative or less than the smallest value for such item claimed by Parent and the Sellers’ Representative. The decision of the Independent Accounting Firm shall be final, conclusive and binding on the Parties, absent Fraud or manifest error. The fees and expenses of the Independent Accounting Firm shall be borne one-half by the Sellers’ Representative and one-half by Parent.

(f)                                   If the Final Net Working Capital as determined pursuant to this Section 2.06 exceeds the Estimated Net Working Capital (such excess amount, the “Working Capital Excess Amount”), Parent shall pay the Working Capital Excess Amount to the Sellers’ Representative within five (5) Business Days of the determination of Final Net Working Capital. The Sellers’ Representative, within five (5) Business Days of its receipt of the Working Capital Excess Amount, shall pay to each Seller its Pro Rata Allocation of the Working Capital Excess Amount, provided, that the Sellers’ Representative may, in its reasonable discretion, withhold a portion of the Working Capital Excess Amount for use by the Sellers’ Representative in accordance with Section 9.09. If the Final Net Working Capital as determined pursuant to this Section 2.06 is less than the Estimated Net Working Capital (such amount, the “Working Capital Deficit Amount”), then within five (5) Business Days after the date on which the Final Net Working Capital is finally determined pursuant to Section 2.06(d), Parent and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Surviving Company out of the Purchase Price Escrow Account a portion of the Purchase Price Escrow Amount (and, to the extent the Purchase Price Escrow Amount is insufficient, out of either the Indemnity Escrow Account all or a portion of the Indemnity Escrow Amount) equal to the absolute value of the Working Capital Deficit Amount. All payments made pursuant to this Section 2.06(f) shall be made by wire transfer of immediately available funds to the account designated by the receiving party in writing. If the Final Net Working Capital as determined pursuant to this Section 2.06 is equal to the Estimated Net Working Capital, no payments shall be due to any Party pursuant to this Section 2.06(f).

(g)                                  After the Final Net Working Capital has been conclusively determined in accordance with Section 2.06(d) and any amounts payable to the Surviving Company out of the Purchase Price Escrow Amount under the terms hereof have been made, the Sellers’ Representative and Parent shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver all amounts, if any, then remaining in the Purchase Price Escrow Account to the Sellers in accordance with each Seller’s Pro Rata Allocation.

Section 2.07                             Closing.  The Closing shall take place by electronic exchange of signature pages on a time and date mutually determined by the Parties (the “Closing Date”), which date shall be no more than three (3) Business Days after the satisfaction or written waiver of the conditions set forth in Article VI hereof (other than those conditions that are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time and date and at such other location as is agreed between Parent and the Sellers’ Representative.

Section 2.08                             Deliveries of the Company and Merger Sub at Closing.  At the Closing, the Company and Merger Sub shall cause (a) the Articles of Merger to be executed, acknowledged and filed with the SCC and (b) the Certificate of Merger to be executed, acknowledged and filed with the DE SOS.

Section 2.09                             Deliveries of the Company at Closing.  At the Closing, the Company shall deliver or cause to be delivered to Parent:

(a)                                 if applicable, Forms W-9 and Delivery and Payment Instructions from the Sellers as described in Section 2.03;

(b)                                 an invoice from each Person (other than any employee) to whom any amount of the Seller Transaction Expenses is owed, indicating the final amount of Seller Transaction Expenses owed to such Person;

(c)                                  a certificate from the Company certifying that the Company is not, and has not been during the shorter of the periods specified in Section 897(c)(1)(A) of the Code, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code;

(d)                                 such affidavits, undertakings and other title clearance documents reasonably necessary or customary to cause Parent’s title insurance company to issue title policies on or prior to the Closing Date insuring title to the Owned Real Property, subject only to Permitted Liens; and

(e)                                  the documents and other deliveries required pursuant to Section 6.01.

Section 2.10                             Deliveries of Parent at Closing.  At the Closing, Parent shall deliver or cause to be delivered to the applicable Person:

(a)                                 the payments described in Section 2.06(a) hereof;

(b)                                 the documents and other deliveries required pursuant to Section 6.02; and

(c)                                  to the Sellers’ Representative, a copy of the fully bound R&W Insurance Policy.

Section 2.11                             Dissenter’s Rights or Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time who have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights with respect thereto in accordance with Article 15 of the VSCA (the “Dissenting Shares”) shall not have any of such shares of Company Common Stock converted into the right to receive, or become exchangeable for, the Merger Consideration. The holders of such shares shall be entitled to receive payment of the fair value of such shares in accordance with the provisions of Article 15 of the VSCA unless and until such holders fail to perfect or shall have effectively withdrawn or lost their appraisal rights under Article 15 of the VSCA. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each of such holder’s shares shall thereupon be treated as if it had been converted into the right to receive, and become exchangeable for, at the Effective Time, the Merger Consideration, without interest thereon, as provided in Section 2.02.

Parent shall cause the Surviving Corporation to make all payments required to be made under such Article 15 of the VSCA in respect of Dissenting Shares. The Company shall give Parent and Merger Sub (i) prompt notice of any demands received by the Company for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments relating to a shareholder’s assertion of rights of appraisal and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the VSCA. The Company shall not, except with the prior written consent of Merger Sub, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.12                             Withholding.  Parent and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable with respect to this Agreement such amounts as may be required to be deducted and withheld therefrom or with respect thereto under the Code, Treasury Regulation or other applicable Law. To the extent that amounts are so deducted or withheld, such amounts (a) shall be timely remitted to the applicable Taxing Authority and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.13                             Tax Consequences.  It is intended by the Parties that the Merger shall constitute a tax-free “reorganization” within the meaning of Section 368 of the Code and this Agreement shall constitute a “plan of reorganization.” Notwithstanding the foregoing, none of Parent, Merger Sub, or the Company makes any representation or warranty with respect to any tax consequences to Parent, Merger Sub, the Company or any Seller arising under this Agreement or the transactions contemplated hereby, and each Party shall rely on its own Tax advisors as to the Tax consequences to them of such transaction.

Section 2.14                             Retention Pool.  The Parties have agreed to establish a retention bonus pool in the aggregate amount of up to thirty million dollars ($30,000,000) (the “Retention Pool”) comprised of not more than twelve million dollars ($12,000,000) in cash and the number of restricted stock units equal to the amount that will not be comprised of cash divided by $64.37.  Before the Closing, Parent and Sellers’ Representative shall agree on the employees of the Company, other than a Seller (each, a “Retention Recipient”), who shall be entitled to a portion of the Retention Pool and the allocation of such amounts to the Retention Recipient.  The amount allocated to any Retention Recipient shall be paid in the event of cash, or vest in the case of restricted stock units, upon the satisfaction of certain milestones, the specific parameters of which shall be set forth in a retention agreement in form and substance acceptable to Parent between the Retention Recipient and the Surviving Company.

Article III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

Except as set forth in the disclosure schedules provided by the Company to Parent and Merger Sub on the date hereof (the “Disclosure Schedules”), which identifies items of disclosure to the representations and warranties of the Company and the Sellers, in each case, by reference to a particular and correspondingly numbered Section of this Article III, as applicable, the

Company, and each Seller severally and not jointly with the Company or any other Seller,  hereby make the following representations and warranties to Parent and Merger Sub:

Section 3.01                             Organization and Standing.  The Company (a) is duly formed or organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, (b) is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect, and (c) has the power and authority to own or lease its properties and assets and to conduct its business as such business is currently conducted.

Section 3.02                             Authorization, Execution and Enforceability.

(a)                                 Each Seller has the individual power, capacity, and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and each other Transaction Document to which he or she is a party, the performance of his or her obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of such Seller (except for the filing of the appropriate merger documents as required by the VSCA and the DGCL). This Agreement has been, and upon their execution of the other Transaction Documents to which each Seller is a party, shall have been or shall be, duly executed and delivered by each Seller. Assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement and each other Transaction Document to which it is a party shall constitute the valid and binding obligation of each Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (collectively, “Debtor Relief Laws”).

(b)                                 The Company has full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of the Company (except for the filing of the appropriate merger documents as required by the VSCA and the DGCL). This Agreement has been, and upon the execution of the other Transaction Documents to which the Company is a party, shall have been or shall be, duly executed and delivered by the Company. Assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement and each other Transaction Document to which it is a party shall constitute the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws. As of the date of this Agreement, the Company’s Board of Directors has unanimously determined and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and the stockholders of the Company and has unanimously recommended that the stockholders of the Company adopt this Agreement and approve the Merger.

(c)                                  Each Seller’s execution and delivery of this Agreement constitutes the written consent of such Seller, pursuant to Section 13.1-718 of the VSCA, approving the adoption of this Agreement and approving and adopting the Merger and the other transactions contemplated hereby. Each Seller hereby waives any and all rights to any notices in connection with this Agreement, the Merger and the other transactions contemplated hereby, including those set forth in the articles of incorporation and bylaws of the Company and any other stockholder agreement to which the Sellers are a party or of which the Sellers are a third party beneficiary. Each Seller has validly waived any dissenters rights and appraisal rights in connection with the Merger and the other transactions contemplated hereby.

Section 3.03                             No Conflict or Violation.  Except as set forth on Schedule 3.03, the execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, by the Company and the Sellers will not (a) conflict with, result in a breach of or a default under any provisions of the organizational documents of the Company, (b) conflict with, result in a breach of or a default (with or without notice or lapse of time, or both) under, give rise to a right for any Person to modify, terminate, cancel or accelerate any obligation or loss of a material benefit under, require the consent of any Person under, or result in the creation of any Lien on any material property or asset of any Seller or the Company under, any material lease, contract, indenture or other agreement, permit, franchise, license or other instrument or undertaking to which such Seller or the Company is a party and by which any of such Seller’s or the Company’s assets are bound or affected, or (c) conflict with, result in a violation or contravention of any Law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to any Seller or the Company or any of their respective properties or assets.

Section 3.04                             No Consent or Filing.  Except as set forth on Schedule 3.04, the filing of the Articles of Merger with the SCC pursuant to the VSCA and the filing of the Certificate of Merger with the DE SOS pursuant to the DGCL, no material consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to a Seller or the Company in connection with the execution, delivery or performance of this Agreement or any other Transaction Document to which it is a party, or the consummation of the transactions contemplated hereby.

Section 3.05                             Capitalization.  Schedule 3.05 lists the number of issued and outstanding shares of capital stock of the Company and the registered owner thereof. All of the outstanding shares of capital stock of the Company were issued in compliance with applicable Laws. All of such shares and interests have been duly authorized and validly issued and are fully paid and have not been issued in violation of any preemptive rights, rights of first offer, rights of first refusal or similar rights. All issued and outstanding shares of Company Common Stock are non-assessable. The Company Common Stock collectively constitute all of the issued and outstanding equity interests of the Company. Except as set forth on Schedule 3.05, the Company owns no equity interest in any other Person. Except as set forth on Schedule 3.05, there are no outstanding options, warrants, calls, purchase rights, subscription rights, exchange rights or other rights, convertible securities, agreements or commitments of any kind pursuant to which the Company is or may become obligated to (i) issue, transfer, sell or otherwise dispose of any of its securities, or any securities convertible into or exercisable or exchangeable for its securities, or (ii) redeem, purchase or otherwise acquire any of its outstanding securities. There are no stock appreciation, phantom stock, profit participation or similar rights with respect to the equity securities of the Company. The applicable Sellers set forth on Schedule 3.05 are, as of the date of this Agreement (and will be as of the Closing), the beneficial and legal owners of the all of the issued and outstanding shares of Company Common Stock, in each case free and clear of all Liens. Except as set forth on Schedule 3.05, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Common Stock.

Section 3.06                             Financial Information.

(a)                                 Complete copies of the (i) audited balance sheets, income statements and statements of cash flow of the Company for the fiscal years ending December 31, 2017 and December 31, 2016 (the “Annual Financial Statements”), and (ii) unaudited balance sheets, income statements and statements of cash flow of the Company for the twelve month period ending December 31, 2018 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”) have been made available to Parent and Merger Sub. The Financial Statements, including the footnotes thereto, are based on the books and records of the Company and present fairly in all material respects the consolidated financial position and results of operation of the Company for such periods and as of such dates as are indicated therein and have been prepared in accordance with the Company Accounting Policies applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements).

(b)                                 The Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There has never been (x) any significant deficiency or material weakness in any system of internal accounting controls used by the Company, (y) any fraud or other wrongdoing that involves any of the management or other employees of the Company who have a role in the preparation of financial statements or the internal accounting controls used by the Company, or (z) any claim or allegation regarding any of the foregoing.

Section 3.07                             Conduct of Business; No Material Adverse Effect.  Except for the transactions contemplated by this Agreement and as set forth on Schedule 3.07, since the Statement Date there has not been any:

(a)                                 event or circumstance that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)                                 amendment of the charter, by-laws or other organizational documents of the Company;

(c)                                  issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(d)                                 sale or transfer of any portion of the Company’s assets except for sales or transfers of assets in the ordinary course of business or sales or transfers of assets that are; (i) not material, and (ii) not needed in the operation of the Business, or cancellation of any debts or entitlements;

(e)                                  change in any Tax election, annual Tax accounting period, adoption or change in any method of Tax accounting, closing agreement with a Taxing Authority, or settlement of any Tax claim, audit, or assessment;

(f)                                   material casualty or damage to, or any material interruption in use of, any material assets or property of the Company;

(g)                                  material change in the cash management policies or practices of the Company or its accounting methods, principles or practices, except as required by a change in applicable Law;

(h)                                 settlement or compromise, or agreement to settle or compromise, any claim or proceeding;

(i)                                     adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of any petition in bankruptcy under any provisions of federal or state bankruptcy Law by the Company;

(j)                                    entry into any Contract that would constitute a Material Contract;

(k)                                 incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(l)                                     transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Business IP Contract except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(m)                             abandonment or lapse of or failure to maintain in full force and effect any Company Registered IP, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(n)                                 acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound; or

(o)                                 any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees.

Section 3.08                             Material Contracts.

(a)                                 Schedule 3.08 sets forth a list, as of the date hereof, of any Contract of each of the following character to which the Company is a party which is currently in effect (collectively, “Material Contracts”):

(i)                                     any Contract of the Company involving annual aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii)                                  any Contract with a Governmental Authority to which the Company is a party;

(iii)                               any Contract for the employment of any officer, individual employee or other person on a full-time basis providing for (A) base salary in excess of $100,000 per year; (B) the payment of any cash or other compensation as a result of the execution of this Agreement and/or the consummation of the Transactions; and/or (C) a restriction on the Company to terminate the employment of any employee for any lawful reason or for no reason without severance or other payment obligations;

(iv)                              any promissory note, bond, indenture, letter of credit or other instrument relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than Permitted Liens) on any material portion of the assets of the Company;

(v)                                 any guaranty of any obligation for borrowed money or other material guaranty involving more than $50,000;

(vi)                              any Contract which materially prohibits the Company from competing with any Person or selling or purchasing goods or services from any Person;

(vii)                           any material partnership, joint venture, strategic alliance agreement or other similar agreement or contract or memorandum of understanding;

(viii)                        any Contract pursuant to which the Company obtains or grants any licenses or other rights with respect to any material item of Intellectual Property;

(ix)                              any Contract that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(x)                                 any Contract between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand; and

(xi)                              any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.08.

(b)                                 Each Material Contract is a valid, binding and enforceable obligation of the Company and, to the Knowledge of the Sellers, each other party to such Material Contract, in accordance with its terms, except as such enforceability may be limited by applicable Debtor

Relief Laws. There are no existing defaults by the Company under any Material Contract and, to the Knowledge of the Sellers, no event has occurred (whether with or without notice, lapse of time or the happening or occurrence of any other event) that would constitute a material default under any Material Contract by any other party thereto, nor has the Company provided or received any notice of any intention to terminate, any Material Contract. Except as set forth on Schedule 3.08, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent and Merger Sub.

Section 3.09                             No Litigation; Compliance with Laws.

(a)                                 Except as set forth in Schedule 3.09(a), within the three (3) years preceding the date of this Agreement there has not been any, any action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the Knowledge of the Sellers, threatened, by or against the Company.

(b)                                 There are no judgments against the Company or consent decrees, orders or injunctions to which the Company is subject.

(c)                                  Except as set forth in Schedule 3.09(c), since January 1, 2016, the Company has conducted its respective businesses in all material respects in compliance with applicable Law, and has not received written or, to the Company’s Knowledge, oral notice of or been charged with the violation of any applicable Law by a Governmental Authority.

Section 3.10                             No Undisclosed Liabilities.  The Company has no debts, claims, commitments, liabilities or obligations asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (a) liabilities and obligations that were incurred after Statement Date in the ordinary course of business consistent with past practice, or (b) to the extent expressly disclosed, reflected or reserved against in the Interim Financial Statements or which will be reflected in the determination of Net Working Capital.

Section 3.11                             Insurance.  Schedule 3.11 sets forth a listing of the policy numbers, type of coverage, deductibles, premiums and carriers of all insurance policies (including policies providing property, casualty, liability, and workers’ compensation coverage, benefits or coverage for any Plan described in Section 3.16) to which the Company is the beneficiary or a named insured (collectively, the “Insurance Policies”). True and complete copies of such Insurance Policies have been made available to Parent and Merger Sub. All material premiums due on such Insurance Policies have been paid. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement.

Section 3.12                             No Brokers.  No Person other than Raymond James & Associates, Inc., is entitled to any brokerage commission, finder’s fee or any similar compensation for services provided to the Sellers and the Company in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

Section 3.13                             Environmental Matters.  The Company is in compliance in all material respects with all applicable Environmental Laws. The Company possesses all material permits and approvals issued pursuant to Environmental Laws that are required to conduct its business as currently conducted, and the Company is in compliance in all material respects with all such permits and approvals. To the Knowledge of the Sellers, no releases of any Hazardous Material have occurred at, on, from or under any real property, for which releases Parent, Merger Sub or the Company may become liable to a material extent under any applicable Environmental Law. The Company has not received any written claim or notice from any Governmental Authority or other Person, related to exposure to Hazardous Materials or alleging that the Company is or may be in violation of, or have any liability under, any applicable Environmental Law.

Section 3.14                             Intellectual Property.

(a)                                 Registered IP. Schedule 3.14(a) accurately identifies: (A) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest.

(b)                                 Inbound Licenses. Schedule 3.14(b) accurately identifies: (A) each Contract pursuant to which any Intellectual Property Right owned, licensed or used in connection with, or relating to, the Business is or has been licensed, sold, assigned or otherwise conveyed or provided to the Company (other than: (1) agreements between the Company and its employees in the Company’s standard form thereof; and (2) non-exclusive licenses to third party software that is not incorporated into, or used in the development, testing, distribution, maintenance or support of, the Business Software and that is not otherwise material to the Business); and (B) whether the licenses or rights granted to the Company in each such Contract are exclusive or non-exclusive.

(c)                                  Outbound Licenses.  Other than customer Contracts entered into by the Company in the ordinary course of business, (i) Schedule 3.14(c) accurately identifies each Contract, utilized in the three (3) years prior to the execution of this Agreement, pursuant to which any Person has been granted by the Company any license under, or otherwise has received or acquired from the Company any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Business IP, and (ii) any Person that has been granted any license by the Company under, or otherwise has received or acquired from the Company any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Business IP in the prior three (3) years is bound by a Contract disclosed in Schedule 3.14(c). Except as set forth on Schedule 3.14(c) or in the Contracts set forth thereon the Company is not bound by, and no Business IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert or enforce any Business IP anywhere in the world.

(d)                                 Royalty Obligations. There are no material royalties, fees and other amounts payable by the Company to any other Person upon or for the use of Business IP.

(e)                                  Standard Form IP Agreements. The Company has delivered to Parent and Merger Sub a complete and accurate copy of each standard form of Business IP Contract currently in use, including each standard form of: (A) end user license agreement; (B) development agreement; (C) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (D) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (E) confidentiality or nondisclosure agreement. Schedule 3.14(e) accurately identifies each Contract with an employee, consultant or independent contractor in which the employee, consultant or independent contractor expressly reserved or retained any Intellectual Property Rights owned, licensed or used in connection with, or relating to, (x) the Business or (y) the Company’s research or development of any Intellectual Property owned, licensed or used in connection with, or relating to, the Business.

(f)                                   Ownership Free and Clear. Except as set forth on Schedule 3.14(f), the Company exclusively owns all right, title and interest to and in the Business IP (other than Intellectual Property Rights licensed to the Company, as identified in Schedule 3.14(b) and non-exclusive licenses to third party software that is not incorporated into, or used in the development, testing, distribution, maintenance or support of, the Business Software and that is not otherwise material to the Business) free and clear of all Liens. Without limiting the generality of the foregoing:

(i)                                     no funding, facilities, or personnel of any Governmental Authority or any college, university or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Business IP owned or purported to be owned by the Company or Business Product and no Business IP owned or purported to be owned by the Company or Business Product was developed, in whole or in part, pursuant to a Contract with a Governmental Authority;

(ii)                                  no Governmental Authority has any right, title or interest (including license rights) in all or any part of any Business IP owned or purported to be owned by the Company or Business Product;

(iii)                               all documents and instruments necessary to establish, perfect and maintain the rights of the Company in the Business IP owned or purported to be owned by the Company have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority;

(iv)                              each Person who is or was involved in the creation or development of any Business IP owned or purported to be owned by the Company has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights pertaining to such Business IP to the Company and confidentiality provisions protecting such Business IP;

(v)                                 the Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Business; and

(vi)                              the Company owns or otherwise has, and after the Closing Parent and Merger Sub will have, all Intellectual Property Rights needed to conduct the Business as currently conducted.

(g)                                  Valid and Enforceable. All Business IP owned or purported to be owned by the Company is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i)                                     except as set forth on Schedule 3.14(g)(i), no trademark or trade name owned or applied for by the Company in connection with, or relating to, the Business conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person, and the Company has taken reasonable steps to police the use of its trademarks;

(ii)                                  Schedule 3.14(g)(ii) accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is one hundred and twenty (120) days after the date of this Agreement in order to maintain any item of Business IP  owned or purported to be owned by the Company in full force and effect; and

(iii)                               no interference, opposition, reissue, reexamination or other Legal Proceeding is or has been pending or, to the Knowledge of the Sellers, threatened, in which the scope, validity or enforceability of any Business IP owned or purported to be owned by the Company is being, has been, or could reasonably be expected to be contested or challenged. To the Knowledge of the Sellers, there is no basis for a claim that any such Business IP is invalid or unenforceable.

(h)                                 No Third Party Infringement of Business IP. To the Knowledge of the Sellers, no Person has infringed, misappropriated or otherwise violated, and, to the Knowledge of the Sellers, no Person is currently infringing, misappropriating or otherwise violating, any Business IP  owned or purported to be owned by the Company. Schedule 3.14(h) accurately identifies (and the Company has delivered to Parent and Merger Sub a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent by or to the Company since January 1, 2014 regarding any actual, alleged or suspected infringement or misappropriation of any Business IP, and provides a brief and accurate description of the current status of the matter referred to in such letter, communication or correspondence.

(i)                                     Effects of This Transaction. Except as set forth on Schedule 3.14(i), neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (A) a loss of, or Lien on, any Business IP; (B) a breach of or default under any Business IP Contract; (C) the release, disclosure or delivery of any Business IP by or to any escrow agent or other Person; or (D) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Business IP.

(j)                                    No Infringement of Third Party IP Rights. Except as set forth on Schedule 3.14(j), the Company has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person. No Business Software or Business Hardware infringes, violates or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:

(i)                                     no infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the Knowledge of the Sellers, threatened against the Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company pursuant to any Contract with respect to such claim or Legal Proceeding;

(ii)                                  since January 1, 2014, the Company has not received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by the Company of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company obtains a license to any Intellectual Property Right of another Person; and

(iii)                               the Company is not obligated pursuant to any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, and has not otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation or similar claim (other than indemnification provisions in the Company’s standard forms of Business IP Contracts delivered to Parent and Merger Sub pursuant to Section 3.14(e) or the Material Contracts delivered pursuant to Section 3.08).

(k)                                 No Harmful Code. None of the Business Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent.

(l)                                     Source Code. The source code for all Business Software contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (A) consistent with customary code annotation conventions and best practices in the software industry; and (B) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Business Software. Except as set forth in Schedule 3.14(l), no source code for any Business Software has been accessed, delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. Except as set forth in Schedule 3.14(l), the Company has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Business Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any Business Software to any other Person, nor result in such an obligation to deliver or disclose the source code for any Business Software to any other Person.

(m)                             Use of Open Source Code. Schedule 3.14(m) accurately identifies and describes: (A) each item of Open Source Code that is contained in, distributed with or used in the development of the Business Software or from which any part of any Business Software is derived or upon which any part of any Business Software is based (including reference implementations), and which serves as the basis for obligations to distribute additional code or any code at no charge; (B) the applicable license terms for each such item of Open Source Code; and (C) the Business Software to which each such item of Open Source Code relates. The Company’s use, marketing, distribution, licensing, and sale of Business Software does not violate any license terms applicable to any item of Open Source Code, and the Company has all rights in each item of Open Source Code disclosed, or required to be disclosed, in Schedule 3.14(m) as needed for the Company to conduct the Business as currently conducted, without violation of any license terms pertaining to such Open Source Code or infringement of third-party Intellectual Property Rights. No Business Software contains, is derived from, is distributed with or is being or was developed using Open Source Code that is licensed under any terms that: (x) impose or could impose a requirement or condition that any Business Software or part thereof: (1) be disclosed or distributed in source code form; (2) be licensed for the purpose of making modifications or derivative works; or (3) be redistributable at no charge; or (y) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Company to use or distribute any Business Software.

(n)                                 Business Products. (A) All products or services that are licensed, sold, distributed or, in the case of services, performed, by or on behalf of the Company in connection with, or relating to, the Business and (B) all products or services currently under development by the Company in connection with, or relating to, the Business, or which the Company is contractually obligated to develop in connection with, or relating to, the Business, (all the foregoing, the “Business Products”) are set forth in Schedule 3.14(n).

(o)                                 Privacy and Security Matters.

(i)                                     Privacy Policies. Schedule 3.14(o)(i) contains each version of the Company Privacy Policy in effect in the six (6) years prior to execution of this Agreement, and describes, with respect to each revised version of the Company Privacy Policy: (A) the period of time during which such privacy policy was or has been in effect; (B) whether the terms of a later Company Privacy Policy apply to the data or information collected under an earlier version of the privacy policy; and (C) if applicable, the mechanism (such as opt-in, opt-out or notice only) used to apply the terms of a later Company Privacy Policy version to data or information previously collected under such earlier version. The Company has complied at all times with and, as presently conducted and as presently proposed to be conducted, are in compliance with, the Company Privacy Policy. The Company Privacy Policy permits the Company’s current and anticipated uses of the Personal Data. The Company Privacy Policy has made all disclosures to users and customers and other individuals, as applicable, that are required by Data Laws, and none of such disclosures made or contained in the Privacy Policies has been inaccurate, misleading or deceptive or in violation of any Data Laws.

(ii)                                  Privacy and Security Requirements. The Company (and to the Knowledge of the Sellers, any third parties having authorized access to Personal Data or User Data) has complied with all Privacy and Security Requirements. The Company has all necessary rights and permissions from third parties (whether contractually, by law, or otherwise) to disclose and transfer all Personal Data or User Data to Parent and for Parent to use such Personal Data or User Data as contemplated under this Agreement in connection with the sale, use and/or operation of the products, services and businesses. The Company has not received any, nor are there any pending, written or oral complaints, claims, demands, inquiries, proceedings, or other notices, including any notices of any investigation, regarding the Company, initiated by any Person or any Governmental Authority alleging that any activity of the Company is in violation of Privacy and Security Requirements, including any Data Laws. None of the Personal Data is subject to the European Union’s General Data Protection Regulation.

(iii)                               Security Breaches. Except as set forth on Schedule 3.14(o)(iii), the Company has not experienced any Security Breaches, and to the Knowledge of the Sellers, no subcontractors of the Company that store or otherwise have access to User Data have experienced any Security Breaches.  To the Knowledge of Sellers, there are no facts suggesting the likelihood of the foregoing, including without limitation, any breach of information security or receipt of any notices or complaints from any law enforcement agency or any other Person regarding any Security Breaches.

(iv)                              Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements, nor Parent’s or Merger Sub’s possession of the User Data or any data or information in the Company’s Databases, will result in any violation of any Privacy and Security Requirements.

(v)                                 Personal Data; Security. The Company and any third parties having authorized access to Personal Data or User Data) have in place, maintain, and comply with a comprehensive written information security program (“Security Program”) that (A) complies with all applicable Privacy and Security Requirements and industry standards to safeguard the security of Company Information and (B) includes and incorporates all administrative, technical, organizational, and physical security procedures and measures that are reasonable and appropriate to preserve the security, integrity and confidentiality of all Personal Data and User Data in the Company’s possession or control.

(vi)                              The Company has contractually obligated all of its vendors, service providers or other Persons whose relationship with the Company, as applicable, involves the collection, use, disclosure, storage, or processing of User Data on behalf of the Company, to (A) comply with all applicable Laws (including Data Laws) and, to the extent applicable, the Company Privacy Policies or other applicable Privacy and Security Requirements with respect to User Data, (B) take all reasonable and appropriate steps to protect and secure User Data against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse and consistent with the requirements of the Company’s Security Program, and (C) restrict use of User Data to those authorized or required under the servicing, outsourcing, processing, or similar arrangement. The Company regularly evaluates, monitors and assesses the sufficiency of and compliance with the security programs and policies of such third parties.

(p)                                 Standard Setting Organizations. Schedule 3.14(p) contains a complete and accurate list of all industry standards bodies or similar organizations that either the Company is now or ever was a member or promoter of, or a contributor to, or otherwise participated in. The Company is not, and never has been, as a result of any of the activities described in Schedule 3.14(p), (A) obligated to grant or offer to any other Person any license or right to any Intellectual Property or Intellectual Property Rights owned, licensed or used in connection with, or relating to, the Business; or (B) otherwise restricted or impaired in its ability to assert or enforce any of the Business IP against any Person. The Company has delivered to Parent and Merger Sub complete and accurate copies of all Contracts to which the Company is bound relating to Intellectual Property and Intellectual Property Rights of each standards body or similar organization identified in Schedule 3.14(p).

Section 3.15                             Tax Matters.

(a)                                 The Company has timely filed all material Tax Returns that are required to be filed by it and all such Tax Returns were correct and complete in all material respects (taking into account any extensions of time to file). All material Taxes due and payable by the Company (whether or not such Taxes are set forth on such Tax Returns) have been paid.

(b)                                 Except as set forth on Schedule 3.15(b), no Tax Contests are pending or being conducted with respect to the Company. The Company has not received from any Taxing Authority any written notice of deficiency or proposed adjustment for any amount of Tax that has not been fully paid or settled. Except as set forth on Schedule 3.15(b), the Company has not agreed to any extension of time for filing any Tax Return, waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency.

(c)                                  The Company has not been notified in writing by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d)                                 All Taxes required to have been withheld and paid over to the appropriate Governmental Authorities in connection with amounts paid or owing to any employee, independent contractor or other service provider, creditor, equity holder or other third party by or on behalf of the Company have been withheld and paid.

(e)                                  The Company (i) is not and has never been a been a member of an affiliated, consolidated, combined, unitary or similar group for Tax purposes, (ii) does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as transferee or successor, by contract, or otherwise and (iii) is not party to any Tax sharing or allocation agreement.

(f)                                   The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) election under Section 108(i) of the Code (or any corresponding provision of state, local or non-U.S. Laws.

(g)                                  Except as set forth on Schedule 3.15(g), the Company has (i) properly collected and remitted sales Tax with respect to all sales made to its customers and (ii) for all sales that are exempt from sales Tax and that were made without charging or remitting sales Tax, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt.

(h)                                 The Company has been, and will continue to be through the Closing Date, a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since 2006. The Company does not hold any asset the disposition of which would be subject to Section 1374 of the Code, assuming such asset were sold for an amount greater than its adjusted Tax basis.  The Company properly completed and filed IRS Form 2553 electing for the Company to be treated as an S corporation beginning in 2006 and such election was executed by all persons required to sign such form.

(i)                                     The Company has not engaged in any “listed transaction” within the meaning of Sections 6111 and 6112 of the Code or any similar provisions of U.S. State or local or non-U.S. Law.

(j)                                    There are no Liens, other than Permitted Liens, on the Company Common Stock or on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(k)                                 The unpaid Taxes of the Company (i) did not, as of the date of the Interim Financial Statements, exceed the accrued liability for Taxes (rather than any accrued liability for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements (rather than in any notes thereto) and (ii) will not exceed that accrued liability as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(l)                                     Under the Laws of the Commonwealth of Virginia, (i) no Transfer Taxes with respect to the Owned Real Property shall be due in connection with the consummation of the Merger, and (ii) no stamp Tax shall be due in connection with the transfer of the Company Common Stock contemplated by the transactions hereunder.

Section 3.16                             Employee Benefit Plans.

(a)                                 Schedule 3.16(a) sets forth a list of each Plan. The Company has made available to Parent and Merger Sub copies of the following documents with respect to each Plan, to the extent applicable: (i) the current plan document, including all amendments thereto, and in the case of unwritten Plans written descriptions of the material terms thereof; (ii) each insurance contract, trust agreement or other funding arrangement; (iii) the most recent summary plan description and summary of material modifications thereto; (iv) the most recent IRS determination or opinion letter; (v) the three (3) most recent annual reports on Form 5500 (including any applicable schedules and attachments thereto) filed with the IRS; (vi) the coverage and nondiscrimination testing results for the three (3) most recent plan years; and (vii) the three (3) most recent financial statements and/or actuarial valuation report.

(b)                                 Each Plan has been established and administered in compliance, in all material respects, in accordance with its terms, and with the applicable provisions of applicable Laws, and the Company has made all contributions to and paid all premiums with respect to, and benefit payments under, each such Plan that is due as of the date hereof.

(c)                                  Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable and current determination letter from the IRS, or is a prototype plan that is entitled, under applicable IRS guidance, to rely on a favorable opinion letter from the IRS to the prototype plan sponsor, as to the tax qualification of such Plan under Section 401(a) of the Code and the exemption of the related trust from Federal income taxation under Section 501(a) of the Code.

(d)                                 Neither the Company nor any of its ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has had or could have any liability with respect to, (i) any Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) any “multiple employer plan” (as defined in Section 413(c) of the Code), or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Except as required by COBRA or any similar applicable state law, the Company does not have any current or projected liability for, and no Plan provides or promises, any benefits or coverage following retirement or other termination of service.

(e)                                  With respect to any Plan, (i) no claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Sellers, threatened, and (ii) to the Knowledge of the Sellers, no material administrative investigation, audit or other administrative proceeding by any Governmental Authority is pending, in progress or, to the Knowledge of the Sellers, threatened.

(f)                                   Neither the execution and delivery of this Agreement nor the consummation of the Transaction will (either alone or in combination with any other event) (i) result in, (ii) accelerate the time of payment, vesting or funding of or (iii) increase the amount or value of, any payment or benefit to any current or former employee, officer, manager or director of or consultant to the Company.  There is no Contract covering any current or former employee or independent contractor of the Company that, individually or collectively, could give rise to (or already has resulted in) the payment of any amount or provision of any benefit (including accelerated vesting) by Parent or Merger Sub that could constitute “an excess parachute payment” within the meaning of Section 280G of the Code or would not be deductible under Section 280G of the Code or could be subject to an excise tax under Section 4999 of the Code.

Section 3.17                             Labor and Employment Matters.

(a)                                 Schedule 3.17(a) contains a list, as of date hereof, of (i) all collective bargaining agreements or other contracts or agreements between the Company and any labor union or other bargaining unit and (ii) all independent contractor or consultant agreements.

(b)                                 The Company is in compliance in all material respects with all applicable Laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, prohibited discrimination, equal employment, fair employment practices, immigration status, collective bargaining, employee safety and health, wages and hours (including overtime wages), compensation and hours of work relating to employees of the Company. All independent contractors and consultants providing personal services to the Company have been properly classified as independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and all employees of the Company have been properly classified under the Fair Labor Standards Act and similar state laws.

(c)                                  There are no lawsuits, claims, suits, or proceedings pending that are relating to the employees of the Company, to the Knowledge of the Sellers, threatened, against the Company.

(d)                                 The Company is in material compliance with, as applicable, all employment agreements, consulting, independent contractor and other service contracts, severance and separation agreements to which it is a party with an employee of the Company.

Section 3.18                             Suppliers and Customers.

(a)                                 Schedule 3.18(a) sets forth a list of each supplier (including any group of Persons that are Affiliates) that has accounted for more than $100,000 in payments by the Company in any fiscal year beginning with the fiscal year ended December 31, 2016. The Company has not received written notice, and has no reason to believe, that any suppliers listed on Schedule 3.18(a) that such supplier plans to terminate its business relationship with the Company.

(b)                                 Schedule 3.18(b) sets forth a list of each customer (including any group of Persons that are Affiliates) who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $100,000 in the aggregate in any fiscal year beginning with the fiscal year ended December 31, 2016. The Company has not received written notice, and has no reason to believe, that any customer listed on Schedule 3.18(b) that such customer plans to terminate its business relationship with the Company.

Section 3.19                             Permits; Regulatory Compliance.

(a)                                 The Company as a whole owns, holds or possesses all material Permits that are necessary to entitle the Company to own or lease, operate and use their assets, and to carry on and conduct the business of the Company in all material respects as conducted immediately prior to the date hereof, and a list of all such Permits as of the date hereof is set forth on Schedule 3.19(a). The Company has complied in all material respects with the terms and conditions of such Permits.

(b)                                 The Company and, to the Knowledge of the Sellers, each of the Company’s officers and employees are not, and have not been, required to be registered, licensed or qualified as (i) an investment adviser, (ii) an investment adviser representative, or (iii) a broker-dealer, in the case of clauses (i), (ii) and (iii), with the SEC or any other Governmental Authority.

Section 3.20                             Assets; Real Estate Matters.

(a)                                 The Company has good and valid title to all personal property and other assets reflected in the Annual Financial Statements or acquired after the Statement Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Statement Date. All such properties and assets are free and clear of any Liens, except for Permitted Liens or Liens that will be released at or prior to Closing.

(b)                                 The machinery, equipment, furniture, leasehold improvements, fixtures, and structures and other personal property owned or used by the Company are, in all material respects, in adequate operating condition, ordinary wear and tear excepted.

(c)                                  Schedule 3.20(c) sets forth the address and description of each parcel of real property owned by the Company (the “Owned Real Property”). The Company does not own any interest (other than a leasehold interest) in any real property other than the Owned Real Property. With respect to each parcel of Owned Real Property:

(i)                                     The Company has good, valid and marketable title, free and clear of all Liens, except Permitted Liens or Liens that will be released at or prior to Closing;

(ii)                                  Except as set forth on Schedule 3.20(c), the Company has not leased or otherwise granted to any Person (other than the Company) the right to use or occupy such Owned Real Property or any portion thereof;

(iii)                               All improvements and buildings on the Owned Real Property are in good repair, have been maintained in accordance with prudent industry practice, are sufficient (subject to ordinary wear and tear) to operate the Business in substantially the same manner as the Business is currently conducted and are in compliance in all material respects with building, zoning and other applicable Laws for their current use; and

(iv)                              There are no outstanding options, rights of first refusal, rights of first offer, rights of first negotiation or similar rights for the purchase, sale or other disposition of all or any of the Owned Real Property or any material portion thereof or material interest therein.

(d)                                 Schedule 3.20(d) sets forth a list of the leases, subleases or other occupancies to which the Company is a party as tenant for real property (collectively, the “Real Property Leases”) and the address of each parcel of real property that is leased by the Company pursuant to the Real Property Leases (collectively, the “Leased Real Property”). Except as set forth in Schedule 3.20(d), with respect to each Real Property Lease:

(i)                                     such Real Property Lease constitutes a legal, valid and binding obligation of the Company, which is in full force and effect and enforceable against the Company in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws;

(ii)                                  The Company has not subleased, licensed or otherwise granted anyone the right to use or occupy any of the Leased Real Property or any portion thereof and the Company has not collaterally assigned or granted any security interest in any Real Property Lease;

(iii)                               Neither the Company nor, to the Knowledge of the Sellers, any other party to a Real Property Lease is in material breach of or default under such Real Property Lease beyond all applicable notice and cure periods; and

(iv)                              All of the landlords’ obligations under the Real Property Leases to construct tenant improvements, if any, have been paid and performed in full and all concessions from the landlords under the Real Property Leases have been paid and performed in full.

Section 3.21                             Accounts Receivable.  The accounts receivable reflected on the Interim Financial Statements and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Financial Statements or, with respect to accounts receivable arising after the date of the Interim Financial Statements, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Financial Statements or, with respect to accounts receivable arising after the date of the Interim Financial Statements, on the accounting records of the Company have been determined in accordance with the Company Accounting Policies, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.22                             Books and Records.  The minute books and stock record books of the Company, all of which have been made available to Parent and Merger Sub, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.23                             Securities Law Matters.

(a)                                 Each Seller is financially able to hold the Parent Common Stock to be received by such Seller for long-term investment and to suffer a complete Loss of such Seller’s investment in the Parent Common Stock to be received by such Seller hereunder. The Parent Common Stock to be received by such Seller hereunder is being obtained by him or her for his or her own account for investment purposes, and not with a view to any distribution thereof in violation of any applicable Securities Laws. Each Seller has had the opportunity to ask questions of Parent, Merger Sub and their respective officers and employees and to receive to such Seller’s satisfaction such information about the business and financial condition of Parent and Merger Sub as such Seller considers necessary or appropriate for deciding whether to acquire the Parent Common Stock, and such Seller is fully capable of understanding and evaluating the risks associated with the ownership of the Parent Common Stock received by such Seller hereunder.

(b)                                 Each Seller has conducted his or her own diligence investigation with respect to the merits and risks associated with his or her investment in the Parent Common Stock to be received by such Seller hereunder. Notwithstanding that Parent or Merger Sub may have provided information to such Seller, such Seller is not relying on, and has not relied on, any representation by Parent or any Affiliate of Parent other than the representations and warranties of Parent and Merger Sub hereunder.

(c)                                  Each Seller understands and acknowledges that the shares of the Parent Common Stock received by such Seller hereunder are “restricted securities” under U.S. Securities Laws inasmuch as they are being acquired from Parent in a transaction not involving a public offering. Accordingly, such Seller understands and acknowledges that, under such Laws and applicable regulations, such securities may be resold without registration under the applicable U.S. Securities Laws only in certain limited circumstances and the Parent Common Stock received by such Seller hereunder will bear a customary legend noting that such securities constitute restricted securities under the Securities Act.

(d)                                 Each Seller is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act. Each Seller is able to bear the economic risk of holding the shares of Parent Common Stock for an indefinite period (including total Loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 3.24                             State Takeover Laws.  The restrictions in Article 14 and Article 14.1 of the VSCA are inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement and, to the Knowledge of the Sellers, there are no other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulations applicable to the Merger or the other transactions contemplated by this Agreement.

Section 3.25                             No Other Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (INCLUDING THE RELATED DISCLOSURE SCHEDULES), NEITHER ANY SELLER NOR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, ON BEHALF OF THE SELLERS, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION FURNISHED OR MADE AVAILABLE TO PARENT, MERGER SUB AND THEIR REPRESENTATIVES OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF THE BUSINESS CONDUCTED BY THE COMPANY OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

Article IV.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub make the following representations and warranties to the Sellers:

Section 4.01                             Organization and Standing.  Each of Parent and Merger Sub is (i) duly formed or organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, as applicable, and (ii) has the power and authority to own or lease its properties and assets and to conduct its business as such business is proposed to be conducted.

Section 4.02                             Authorization, Execution and Enforceability.  Each of Parent and Merger Sub have full corporate or other power, capacity, and authority to execute and deliver this Agreement and each other Transaction Document to which Parent or Merger Sub is a party, and perform Parent’s or Merger Sub’s obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and each other Transaction Document to which Parent or Merger Sub is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of Parent or Merger Sub, as applicable (except for the filing of the appropriate merger documents as required by the VSCA and the DGCL). This Agreement has been, and upon their execution the other Transaction Documents, to which Parent or Merger Sub is a party, shall have been, duly executed and delivered by Parent or Merger Sub, as applicable. Assuming due authorization, execution and delivery by each Seller, this Agreement and each other Transaction Document to which Parent or Merger Sub is a party shall constitute the valid and binding obligation of Parent or Merger Sub, enforceable against Parent or Merger Sub in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws.

Section 4.03                             No Conflict or Violation.  The execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, by Parent or Merger Sub will not (a) conflict with any of the provisions of its organizational documents, (b) conflict with, result in a material breach of or a material default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, require the consent of any Person under, or result in the creation of any Lien on any property or asset of Parent or Merger Sub under, any lease, contract, indenture or other agreement, permit, franchise, license or other instrument or undertaking to which Parent or Merger Sub is a party or by which any of its assets is bound or affected, or (c) result in a material violation or contravention of any statute, Law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to Parent, Merger Sub or any of their respective properties or assets.

Section 4.04                             No Consent or Filing.  Except as set forth on Schedule 4.04, the filing of the Articles of Merger with the SCC pursuant to the VSCA and the filing of the Certificate of Merger with the DE SOS pursuant to the DGCL, no consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority or other Person is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery or performance of this Agreement or any other Transaction Document to which it is a party, or the consummation of the transactions contemplated hereby, by Parent or Merger Sub.

Section 4.05                             No Brokers.  No Person other than PJT Partners Inc., is entitled to any brokerage commission, finder’s fee or any similar compensation for services provided to Parent or Merger Sub in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

Section 4.06                             Financing.  Parent has and will at all times through the Closing have sufficient funds available for it to pay, in cash, the Closing Cash Payment and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate the transactions contemplated hereby.

Section 4.07                             R&W Insurance Policy.  Parent has obtained the R&W Insurance Policy bound and effective as of the date hereof.  Parent has provided the Sellers with a true, correct and complete copy of the final form of the R&W Insurance Policy and, upon the request of the Sellers, will provide the Sellers with a true, correct and complete copy of the R&W Insurance Policy once it has been issued and received.

Section 4.08                             No Litigation.

(a)                                 There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the Knowledge of Parent, threatened, by or against Parent or its Affiliates which could reasonably be expected to adversely affect Parent’s or Merger Sub’s ability to consummate the Transactions.

(b)                                 There are no judgments against Parent or Merger Sub nor consent decrees, orders or injunctions to which Parent or Merger Sub are subject or against Parent or its Affiliates which could reasonably be expected to adversely affect Parent’s or Merger Sub’s ability to consummate the Transaction.

Section 4.09                             Capitalization of Parent.  As of the date hereof, the authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock and 50,000,000 shares of preferred stock. As of February 22, 2019, there were 48,149,473 shares of Parent Common Stock (all of which were duly authorized, validly issued, fully paid and non-assessable) issued and outstanding. The Parent Common Stock being issued to the Sellers is and shall be duly authorized and, when issued and delivered to Sellers in accordance with the terms of this Agreement, validly issued, fully paid, nonassessable, and free and clear of all Liens other than those arising under generally the Securities Act, as created by such recipient Seller, or as provided for in this Agreement.

Section 4.10                             Parent SEC Reports.  Parent has timely filed with or furnished to the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2017 (all such documents, collectively, the “Parent SEC Documents”). The Parent SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Parent Financial Statements”), at the time filed or furnished (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (d) in the case of the Parent Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K promulgated under the Securities Act or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and subject, in the case of interim financial statements, to normal year-end adjustments which are not material in the aggregate, and (e) in the case of the Parent Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Parent as of the dates and for the periods indicated therein, except any unaudited Parent Financial Statements are subject to normal year-end adjustments which are not material in the aggregate.

Section 4.11                             Listing.  The Parent Common Stock is registered under Section 12(b) of the Exchange Act and is listed on the NYSE, and Parent has not received any notice of delisting.

Article V.  COVENANTS

Section 5.01                             Filings; Other Actions; Notifications.

(a)                                 Subject to the terms and conditions set forth in this Agreement, Parent, Merger Sub and the Sellers shall, and shall cause their respective Affiliates to, cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law to consummate and make effective the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Transactions. To the extent not prohibited by applicable Law and subject to Section 5.02, each of Parent and its Affiliates, on the one hand, and the Sellers and their Affiliates (including the Company), on the other hand, shall cooperate with each other in connection with the matters contemplated by this Section 5.01 and Section 5.02 including (i) with respect to determining whether any action taken by or in respect of, or filing with, any Governmental Authority, is required, (ii) promptly notifying the other of, and, if in writing, furnishing the other with copies of (or, in the case of material oral communications, advising the other orally of) any communications from or with any Governmental Authority with respect to the Transactions, (iii) permitting the other to review and discuss in advance, and considering in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority, (iv) not participating, and not permitting any of its agents or representatives to participate, in any meeting with any such Governmental Authority unless it notifies the other in advance and, to the extent permitted by applicable Law and such Governmental Authority, gives the other the opportunity to attend and participate thereat, (v) furnishing the other with copies of all correspondence, filings and communications

(and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to this Agreement and Transactions (except that with respect to any filing submitted pursuant to the HSR Act, the Parties agree to limit any shared material to Items 1-3 and the NAICS codes of the Notification and Report Form), and (vi) cooperating with the other to furnish the other Parties with such necessary information and reasonable assistance as the other party may reasonably request in connection with the parties’ mutual cooperation in preparing any necessary filings or submissions of information to any such Governmental Authority. The Parties agree that with respect to any material exchanged pursuant to this Section 5.01 or Section 5.02, such material may be redacted to protect competitively sensitive information or any applicable privileges in accordance with any applicable Laws.

(b)                                 Subject to applicable Law and as required by any Governmental Authority, each of Parent and its Affiliates, on the one hand, and the Sellers and their Affiliates (including the Company), on the one hand, shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by Parent, the Sellers or their respective Affiliates, as the case may be, from any third party and/or any Governmental Authority with respect to the Transactions. After the Closing, at the request of a Party, the other Parties shall cooperate and use commercially reasonable efforts to carry out the intent of this Agreement, and each will execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other actions as the other reasonably may request in order to consummate, complete and carry out the Transactions.

(c)                                  After the Closing, each Party agrees that it will reasonably cooperate with and make available (or cause to be made available) to the other Party, during normal business hours, all books, records and information retained or remaining in existence after the Closing Date which are necessary or useful in connection with any Tax Contest, any litigation or investigation or any other matter requiring any such books, records or information for any reasonable business purpose but in any case only primarily relating to the business of the Company.

Section 5.02                             Antitrust Matters.

(a)                                 Subject to the terms and conditions set forth in this Agreement, each Party and the Sellers’ Representative agrees to (i) make, or cause to be made, appropriate filings of Notification and Report Forms pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable (and in any event within five (5) Business Days) after the date hereof, and to request and use commercially reasonable efforts to obtain, early termination of the waiting period under the HSR Act, (ii) make, or cause to be made, all filings required of each of them or any of their respective Affiliates under the other Antitrust Laws as promptly as practicable after the date hereof, and (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Laws. Parent and the Sellers shall each be responsible for one-half of all filing fees under the HSR Act and under any other Antitrust Laws applicable to the Transaction. Notwithstanding anything in this Agreement to the contrary, the Parties shall use their reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Authority or any other Party with respect to the transactions under any applicable Law so as to enable the Parties to close the Transactions contemplated hereby as promptly as practicable, and in any event prior to the Closing Date; provided, however, that in no event shall Parent or Merger Sub be required to: (1) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of businesses, product lines or assets of the Company, Parent or Merger Sub, (2) terminate any existing relationships, contractual rights or obligations of the Company, Parent or Merger Sub, or (3) otherwise take or commit to take actions that would limit the Company’s, Parent’s or their respective Affiliates’, freedom of action with respect to, or its ability to retain, one or more of the businesses, product lines or assets of the Company, Parent or Merger Sub.

(b)                                 Each of Parent and the Sellers agree that they will not, and they will not permit their Affiliates to, enter into any transaction or agreement to effect any transaction (including any merger or acquisition) that would make it more difficult, or increase the time required, to (i) obtain the expiration, termination, or waiver of any required waiting period under the HSR Act or any other Antitrust Law applicable to the transactions contemplated by this Agreement or the Transaction Documents, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that is reasonably likely to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Transaction Documents, (iii) obtain all actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents and orders of any Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement, or (iv) delay or prevent the consummation of the transactions contemplated hereby or by this Agreement. Neither Party shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement or by the Transaction Documents or withdraw its notification and report form pursuant to the HSR Act or any other filing made pursuant to any other Antitrust Law unless the other party has given its prior written consent to such extension or delay.

Section 5.03                             Publicity.  Except as required by applicable Law, no publicity, release, disclosure or announcement of or concerning this Agreement or the transactions contemplated hereby shall be issued by any Party or any Affiliate or representative of such Party, without the advance written consent of the Sellers’ Representative and Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Parent, Merger Sub and the Sellers’ Representative shall be permitted to make disclosures concerning this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (a) to prospective investors and lenders in connection with financings and acquisitions that it is contemplating; and (b) as required by any Governmental Authority, including pursuant to any applicable securities exchange rules. In the event that a Party is required by applicable Law to make a release or announcement, such Party shall provide the other Parties with a reasonable opportunity to review and comment on such release or announcement before such release or announcement is made.

Section 5.04                             Expenses.  Except as otherwise specifically provided in this Agreement, the Parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and consummation of the Transactions, including, without limitation, all fees and expenses of agents, representatives, counsel, financial advisors, actuaries and accountants. Notwithstanding anything contained herein to the contrary, all transfer, documentary, sales, use, stamp, registration and such other Taxes, and all conveyance fees, recording charges and other fees and charges incurred in connection with the completion of the Transactions (“Transfer Taxes”) shall be borne by Parent. Parent shall cause the Surviving Company to pay such Transfer Taxes as and when due and file all necessary Tax Returns and other documentation with respect to such Taxes, fees and charges pursuant to and in accordance with all applicable Laws, and, if required by applicable Law, the Sellers or the Sellers’ Representative will join in the execution of any such Tax Returns.

Section 5.05                             Certain Tax Matters.  The following provisions shall govern the allocation of responsibility as between Parent, on the one hand, and the Sellers, on the other hand, for certain Tax matters (for purposes of this Section, references to the Company shall include the Surviving Company where the context may require):

(a)                                 Straddle Period. In the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Company which related to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the Effective Time (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The Sellers and Parent shall, to the extent permitted by applicable Law treat the Closing Date as the last day of the taxable period of the Company. However, Parent and the Sellers agree that for the federal income tax return (and applicable state income Tax Returns), the taxable year of the Company beginning on January 1, 2019 will close on the day prior to the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii) (and comparable provisions of applicable state and local Tax law). For the avoidance of doubt, Parent and the Sellers agree that any deductions or other Tax benefits resulting from the payment of the Seller Transaction Expenses and the payment of the outstanding amount of the Indebtedness of the Company as of the Closing shall be allocated to the applicable Pre-Closing Tax Period to the maximum extent permitted by applicable Tax law and such allocated amounts shall be solely for the benefit of the Sellers.

(b)                                 Responsibility for Filing Tax Returns. The Sellers’ Representative shall prepare or cause to be prepared and timely file or cause to be timely filed all income Tax Returns of the Company for all Pre-Closing Tax Periods other than a Tax Return that includes the Surviving Company and Parent (or any member of Parent’s affiliated group) (“Pre-Closing Income Tax Returns”). The Sellers’ Representative shall provide Parent with a reasonable opportunity to review and comment on each such Pre-Closing Income Tax Return and such Pre-Closing Income Tax Returns shall be subject to Parent’s approval, not to be unreasonably delayed, conditioned, or withheld. Parent shall prepare or cause to be prepared and timely file or cause to be timely filed all other Tax Returns of the Company that are filed after the Closing Date. To the extent such Tax Returns related to a Pre-Closing Tax Period, Parent shall provide the Sellers’ Representative with a copy of all such Pre-Closing Tax Period Tax Returns at least thirty (30) days before the due date for filing such Tax Returns. Any such Tax Returns shared with Sellers’ Representative may be reformatted, redacted, or otherwise altered in content and presentation to ensure only Company information is included and no information of any other member of Parent’s affiliated group is provided. The Sellers’ Representative shall provide comments and suggested changes for all Pre-Closing Tax Period Tax Returns to Parent at least fifteen (15) days prior to the due date for such Tax Returns, such Pre-Closing Tax Period Tax Returns shall be subject to Sellers’ Representative’s approval, not to be unreasonably delayed, conditioned, or withheld. All Tax Returns relating, in whole or in part, to any Pre-Closing Tax Period shall be prepared consistent with the past practice of the Company, unless otherwise required by applicable Tax law. The Sellers’ Representative shall pay Parent for the amount of Tax on any Pre-Closing Tax Period Tax Return and Straddle Period Tax Return allocated to the Pre-Closing Tax Period hereunder at least five (5) days prior to the filing of such Tax Return.

(c)                                  Cooperation on Tax Matters. Parent, the Surviving Company, and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section 5.05 and any Tax Contest. Such cooperation shall include (i) the provision of any necessary powers of attorney and (ii) the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Sellers’ Representative and Parent agree to, and agree to cause their respective Affiliates, including the Surviving Company, to, (A) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Parent or the Sellers’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the Sellers’ Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other party so requests, to the extent the books and records are with respect to a Pre-Closing Tax Period and do not contain information deemed confidential by Parent, Parent shall, and shall cause its Affiliates to, allow such other party to take possession of such books and records. Parent and Sellers’ Representative further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from each other or any Governmental Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transaction).

(d)                                 Audits. In the event a Tax Contest involves Taxes with respect to one or more Tax Periods ending on or before the Closing Date, the Sellers’ Representative shall control the conduct of, and the settlement, compromise or other resolution of such Tax Contest with respect all Tax Periods ending on or before the Closing Date; provided, however, that (x) Parent shall be permitted (but not obligated) to participate, at its own expense, in such Tax Contest and (y) the Sellers’ Representative may not settle, compromise or otherwise resolve any such Tax Contest in a manner that would materially adversely affect the Tax liability of the Company for any Post-Closing Tax Period without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. The Party receiving the notice of any Tax Contest shall provide the other Parties with notice in writing of such Tax Contest within ten (10) days of receiving such notice from the Governmental Authority; provided, however, that the failure to give notice will not affect the rights and obligations of any party hereunder, except to the extent any Party was adversely affected as a result.  Notwithstanding the foregoing, at Sellers’

Representative’s election and at the Sellers’ expense, Parent shall control the conduct of, and the settlement, compromise, or other resolution of any such Tax Contest with respect to a Tax Period ending on or before the Closing Date.

(e)                                  Amended Tax Returns.  Any amended Tax Return of the Company or any claim for Tax refund on behalf of the Company for any Tax Period ending on or prior to the Closing Date shall be filed, or caused to be filed, only by the Sellers’ Representative or by Parent) or Surviving Company) with the Sellers’ Representative’s written consent; provided, however, that the Sellers’ Representative shall not, without the prior written consent of the Parent, which consent shall not be unreasonably withheld, conditioned or delayed, make or cause to be made any such filing (other than a claim for Tax refund on account of the carryback of any Tax attribute of the Company from one Tax Period ending on or prior to the Closing Date  to another such period) if such filing would adversely affect the Tax liability of the Company or the Surviving Company for any Post-Closing Tax Period.  Notwithstanding the immediately preceding sentence, Parent or the Surviving Company shall be permitted to file any such amended Tax Return if (i) such amended Tax Return is required by applicable Tax law and (ii) the Sellers’ Representative delivers its prior written agreement that such amended Tax Return is required by applicable Tax law. Parent or the Surviving Company may participate in any “voluntary disclosure” process or procedure sponsored by a Taxing Authority if any such activity is necessary to ensure the Company is in compliance with applicable Tax laws or correct historic tax positions of the Company, as long as the Sellers’ Representative delivers its prior written agreement that such action(s) is so necessary. In the event the Sellers’ Representative does not agree that an amended Tax Return is required by Tax law or that participation in a voluntary disclosure process or procedure is necessary, the matter of whether such amended Tax Return is required by Tax law or such activity is more likely than not necessary to ensure the Company is in compliance with applicable Tax laws or correct historic tax positions of the Company shall be submitted to the Independent Accounting Firm for resolution in a manner and pursuant to procedures substantially identical to those set forth in Section 2.06 for resolving disputes regarding the Final Net Working Capital. For the avoidance of doubt, a Tax Contest (and any related activities or filings) is covered under clause (d) and is not subject to or governed by this clause (e), and furthermore, any activity permitted to be undertaken by Parent under this provision is not subject to Section 5.05(b) (other than the final sentence therein) or Section 5.05(d).

(f)                                   Tax Covenants.  For the avoidance of doubt, except to the extent permitted under Section 5.05(e), Parent covenants that without obtaining the prior written consent of the Sellers’ Representative (which consent shall not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not cause or permit the Surviving Company to, make or change any material Tax election on behalf of the Company with respect to any Pre-Closing Tax Period or any Straddle Period (unless such change occurs by operation of law) and (ii) after the Closing Date, neither Parent nor the Surviving Company shall, without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Company for any Tax Period ending on or before the Closing Date.

(g)                                  Refunds.  The Sellers shall have the sole and exclusive right to (x) any Tax refunds received by the Company for any Pre-Closing Tax Period or any portion of a Straddle

Period ending prior to the Closing Date and (y) the amount of any credits against Taxes in lieu of refunds described in clause (x).  Parent shall pay any such Tax refund and the amount of any such Tax credit in lieu of a refund to the Sellers’ Representative no later than ten (10) days after the receipt by the Company of any such Tax refund or the reporting by the Company of the amount of any such Tax Credit. The Sellers’ Representative shall waive Parent’s obligation under this clause (g) and instruct Parent not to make such payment (or if already paid, return such funds to Parent consistent with the intent reflected in this sentence) if making such payment, in the Sellers’ Representative’s opinion, could result in a treatment inconsistent with Section 2.13.

Section 5.06                             Exclusivity.  As an inducement to Parent and Merger Sub to enter into this Agreement, and in consideration of the time and expense which it has devoted and will devote to the transactions contemplated hereby during such period, subsequent to the execution of this Agreement and until the earlier of (i) the Closing Date and (ii) the termination of this Agreement in accordance with Section 7.01, each Seller agrees that it shall not, and shall direct its Affiliates, stockholders, members, directors, managers, officers, employees, consultants, representatives or agents not to (including, without limitation, any investment banker, attorney or accountant retained or acting on behalf of the Seller), directly or indirectly, (A) initiate, solicit, encourage, entertain or respond to any inquiry or proposal with respect to a merger, consolidation, share exchange, business combination, liquidation, or dissolution or sale of all or a portion of the assets of the Company or any purchase of any of the equity securities of the Company (an “Acquisition Proposal”) or (B) enter into any discussions, negotiations or agreements concerning an Acquisition Proposal with, or disclose any information concerning the Company or otherwise assist or facilitate any effort relating to an Acquisition Proposal by, any Person. Each Seller will, and shall cause its Affiliates to, immediately cease any existing discussions with any Persons concerning any Acquisition Proposal.

Section 5.07                             Operations Prior to the Closing Date.

(a)                                 During the period between the date hereof until the earlier of the Closing Date and the date this Agreement is validly terminated pursuant to Article VII, the Sellers’ Representative shall use reasonable best efforts to cause the Company to operate and carry on the Business in the ordinary course and substantially as operated immediately prior to the date of this Agreement, except (i) as provided in this Agreement, (ii) to the extent required by any applicable Law, or (iii) as consented to in writing by Parent. Consistent with the foregoing, during the period between the date hereof until the earlier of the Closing Date and the date this Agreement is validly terminated pursuant to Article VII, the Sellers’ Representative shall cause the Company to use its reasonable best efforts consistent with good business practice to (i) preserve the goodwill of the suppliers, contractors, licensors, employees, clients, customers and others having business relations with the Company, (ii) maintain its books and records in the usual, regular and ordinary manner, and (iii) preserve the operations of the Business.

(b)                                 Except as required by Law or as set forth on Schedule 5.07(b), or as otherwise contemplated by this Agreement, or with the written approval of Parent (which Parent agrees shall not be unreasonably withheld, conditioned or delayed), between the date hereof and the earlier of the Closing Date and the date this Agreement is validly terminated pursuant to Article VII, the Sellers shall not, and shall cause their Affiliates not to do any of the following:

(i)                                     sell, transfer, convey or encumber any material asset of the Company, other than the sale or transfer of assets in the ordinary course of business and consistent with past practice and existing encumbrances on such assets;

(ii)                                  authorize or effect any amendment to or change the formation or governing documents of the Company;

(iii)                               (A) issue, authorize the issuance of, sell or deliver or agree to commit to issue, sell or deliver any equity interests of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire any equity interests in the Company, (B) grant any options, warrants, calls or other rights to purchase or obtain any equity interests of the Company, or (C) split, combine, reclassify, cancel, redeem, or repurchase any equity interests of the Company, or declare, set aside or pay any dividends or other distributions in excess of fifteen million dollars ($15,000,000) in the aggregate, in respect of its equity interests;

(iv)                              adopt a plan of complete or partial liquidation, or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company;

(v)                                 make or change any material Tax election, file any amended Tax Return, settle or compromise any proceeding with respect to any Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim, in each case relating to the Company;

(vi)                              incur or assume any indebtedness except for borrowings under any revolving credit facility as of the date of this Agreement;

(vii)                           merge or consolidate with any other Person or acquire (whether by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses;

(viii)                        effect any change in any of its methods of accounting, except as may be required by applicable Law;

(ix)                              incur any capital expenditures or any Liabilities in respect thereof over two hundred fifty thousand ($250,000) in the aggregate;

(x)                                 enter into any agreement or arrangement that limits or otherwise restricts the Company or any of their respective Affiliates or any successor thereto from engaging or competing in any line of business, in any location or with any Person;

(xi)                              amend, modify or terminate any Material Contract or enter or commit to enter into any Contract that would be a Material Contract if entered into prior to the execution of this Agreement;

(xii)                           cancel, compromise, waive or settle, or offer or propose to cancel, compromise, waive or settle, (A) any material Legal Proceeding against the Company, (B) any stockholder litigation or dispute against the Company or any of either of its officers or directors, or (C) any Legal Proceeding that relates to the transactions contemplated hereby;

(xiii)                        increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, or establish, adopt, enter into or amend any Plan, other than as may be required by any Governmental Authority or to comply with any applicable Laws;

(xiv)                       hire any employee or terminate any of the employees (other than termination for cause), or engage the services of any independent contractor or other individual;

(xv)                          adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring or recapitalization of the Company or merge or consolidate into any other Person;

(xvi)                       (A) waive or abandon or otherwise dispose of any material Intellectual Property of the Company or (B) sell, transfer, lease, license, convey or otherwise dispose of any material assets of the Company; or

(xvii)                    authorize, agree or commit to do any of the foregoing.

(c)                                  Notwithstanding the foregoing provisions of this Section 5.07, in the event that Parent elects to terminate the Company’s 401(k) Plan (the “Savings Plan”), Parent shall provide written notice to such effect to the Company no later than five (5) business days prior to the Closing Date, and the Company agrees to adopt resolutions to terminate the Savings Plan effective prior to the Closing.

Section 5.08                             Disclosure Schedules.

(a)                                 The Disclosure Schedules are a material part of this Agreement as if fully set forth in this Agreement and are intended only to qualify and limit the representations, warranties and covenants of the Sellers contained in this Agreement, and will not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. Parent hereby acknowledges and agrees that: (i) certain agreements and other matters may be listed in the Disclosure Schedules for informational purposes only, as they do not rise above applicable materiality thresholds, they are not outside of the ordinary course of business or their disclosure is not otherwise required under the terms of this Agreement (items that are not required to be disclosed but are disclosed, the “Informational Disclosures”); (ii) in no event will the Informational Disclosures be deemed or interpreted to broaden or otherwise amplify or influence the construction or interpretation of any of the representations and warranties; (iii) disclosures made for the purpose of any Schedule of the Disclosure Schedules will be deemed made for the purpose of all Schedules so long as cross-references are made or the applicability to the other section(s) is reasonably apparent on the face of such disclosure; (iv) headings in the Disclosure Schedules have been inserted for reference only and will not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedules or this Agreement; (v) no reference to or disclosure of any item or other matter in the Disclosure Schedules will be construed as an admission or indication that such item or other matter is material or outside of the ordinary course of business or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules or otherwise imply that any such item or matter creates a measure for materiality for the purposes of this Agreement; (vi) no disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violations exists or has actually occurred; (vii) the inclusion of any matter, information or item in the Disclosure Schedules will not be deemed to constitute an admission of any liability by Seller to any third party; and (viii) summaries of or references to any written document in the Disclosure Schedules do not purport to be complete and are qualified in their entirety by the written documents themselves; provided, that Parent, Merger Sub and their representatives have been provided with reasonable access to such documents at least three (3) Business Days prior to the Closing Date.

(b)                                 The Sellers shall update the Disclosure Schedules in accordance with this Section 5.08(b) (each such update, a “Schedule Update”). Any Schedule Update shall be limited to disclosure of facts, events or circumstances that first occurred or first existed after the date of this Agreement and, with respect to any representations qualified by knowledge, facts, events or circumstances of which the Sellers first obtained knowledge following the original and complete delivery of the Disclosure Schedules and prior to the Closing. For purposes of determining whether the conditions set forth in Section 6.01 have been satisfied, the Schedule Updates shall not be deemed to cure any misrepresentation or breach of warranty reflected in the Schedule Updates (x) arising in the ordinary course of business unless such newly scheduled item results from a breach of covenant by a Seller, (y) resulting from any actions taken by Parent or any of its representatives, or (z) resulting from any action taken by any Seller at the request or with the consent of Parent or its representatives; provided, however, if a Schedule Update discloses any fact, event, claim or development that has had, or would reasonably be expected to have, cause or result in a Material Adverse Effect, Parent may (A) terminate this Agreement or (B) elect to close the transactions contemplated by this Agreement and by doing so waive any rights to indemnification with respect to such matter identified in the Schedule Updates.

(c)                                  During the period from the date hereof until the earlier of the Closing Date and the date this Agreement is validly terminated pursuant to Article VII, each of Parent and the Sellers’ Representative shall promptly notify the other of any Legal Proceeding that shall be instituted or, to the Knowledge of Parent or Knowledge of the Sellers, respectively, threatened against Parent, Merger Sub or Sellers, as applicable, to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

Section 5.09                             R&W Insurance.  Parent acknowledges and agrees that the R&W Insurance Policy provides that the insurer providing the same shall have no right of subrogation against the Sellers’ Representative, any Seller, or their respective Affiliates, except in the case of Fraud.  Parent shall not: (a) permit the R&W Insurance Policy to be amended, supplemented, or otherwise modified, and shall not grant any waiver or consent thereunder, in each case in a manner that would be inconsistent with the foregoing sentence or that would reasonably be expected to otherwise be materially adverse to the interests of the Sellers’ Representative, any Seller, or their respective Affiliates; (b) voluntarily cancel the R&W Insurance Policy or permit it to lapse; or (c) take action that would reasonably be expected to cause the R&W Insurance Policy to lapse or to be rescinded or canceled.

Section 5.10                             Director and Officer Liability and Indemnification.

(a)                                 Following the Closing Date, Parent shall cause the Surviving Company to include and maintain in effect in their organizational and governing documents for a period of six (6) years after the Closing Date, provisions regarding exculpation, indemnification and advancement of expenses of former officers, directors, managers and agents which are, with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such documents as of the date of this Agreement, it being the intent of the Parties that the officers, directors, managers and agents of the Company prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable Law.

(b)                                 The obligations of Parent under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any officers, directors, managers, managing members or agents to whom this Section 5.10 applies without the consent of such affected director, officers, manager, managing member or agent (it being expressly agreed that the directors, officers, managers, managing members and agents to whom this Section 5.10 relates shall be third party beneficiaries of this Section 5.10, each of whom may enforce the provisions of this Section 5.10).

(c)                                  In the event that Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 5.10.

Section 5.11                             Confidentiality.  From and after the Closing Date, without the prior written consent of Parent, (i) the Sellers shall not, and shall cause their Affiliates not to, use the confidential information related to the Business (the “Confidential Information”) to the detriment of Parent or the Surviving Company; and (ii) the Sellers shall, and shall cause their Affiliates to, hold the Confidential Information in strict confidence, and without limiting the foregoing, not disclose the Confidential Information to any Person (other than Parent or Parent’s Affiliates); provided, however, that the foregoing will not apply to the extent that (A) the same information is currently publicly available or becomes publicly available and that such public availability does not result from the misappropriation or improper disclosure, directly or indirectly, of such information by the Sellers or their Affiliates; (B) the Confidential Information is required by applicable Law to be disclosed, but then only (1) to the extent disclosure is required and (2) after undertaking in good faith to give Parent notice of such obligation so that it may seek a protective order or other similar or appropriate relief; or (C) the Confidential Information is being disclosed solely as part of a Legal Proceeding initiated with respect to the enforcement of Sellers’ or their Affiliates’ rights hereunder or under any agreement or transaction contemplated hereby.

Section 5.12                             Release.  Effective as of the Closing Date, except with respect to this Agreement and the other Transaction Documents, the transactions contemplated hereby and thereby, each Seller, on its own behalf and on behalf of its Affiliates and the successors and past, present and future assigns of such Seller and its Affiliates (each, with respect to such Seller only

(and no other Seller), absolutely and unconditionally releases, acquits and forever discharges the Company (including the Surviving Company) from any and all obligations, liabilities, claims, disputes, demands, rights or cause of action whatsoever (including any claims as to rights to compensation or other benefit as to services rendered or otherwise), whether known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, both in law or in equity, in each case to the extent arising out of or relating to the ownership and/or operation of the Company, or the assets, business, operations, conduct, services, products and/or employees (including former employees) of the Company prior related to any period of time before or on the Closing Date. Notwithstanding anything to the contrary in the preceding sentence, no release is given hereunder in respect of: (i) any claim relating to indemnification or exculpation of, or advancement of expenses under applicable Law or any articles of incorporation, articles of formation or other comparable charter and governing documents of the Company, or any directors’ and officers’ liability insurance policies and (ii) any claim with respect of Fraud of any Person to the extent such claim cannot be waived by applicable Law.

Section 5.13                             Access to Information.  The Sellers’ Representative shall afford to the officers, employees and authorized representatives of Parent (including independent public accountants and attorneys) reasonable access, subject to Section 5.11 and applicable Law relating to the sharing of information, during normal business hours, upon reasonable advance notice, to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Company to the extent Parent shall reasonably deem necessary and shall furnish to Parent or its authorized representatives such additional information concerning the Company as shall be reasonably requested; provided, however, that the Sellers and the Company shall not be required to (a) violate any Laws or obligation of confidentiality to which any Seller or the Company is subject or (b) jeopardize any privilege which any of them may possess in discharging their obligations pursuant to this Section 5.13; and, provided, further, that other than as contemplated elsewhere in this Agreement, (i) the Sellers and the Company shall not be required to provide or prepare any documents or reports that they do not maintain or prepare in the ordinary course of business, (ii) the Sellers and the Company shall not be required to furnish or otherwise make available to Parent customer-specific data or competitively sensitive information relating to areas of the Company’s business in which Parent or its Affiliates compete against the Company or which the Sellers’ Representative determines the disclosure of which could cause significant competitive harm to the Company if the transactions contemplated hereby are not consummated, and (iii) Parent shall not, without the prior written consent of the Sellers’ Representative, contact or communicate with any vendor, customer, employee, independent contractor or other business partner of the Company, which consent shall not be unreasonably withheld, delayed or conditioned. Parent agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company or the Sellers’ Representative.

Section 5.14                             Non-competition and Non-solicitation.

(a)                                 Each Seller agrees that, during the Restricted Period, it shall not and shall cause each of its Affiliates not to, directly or indirectly, engage in any Restricted Business in any capacity, including rendering services to or having a financial interest in any Restricted Business. For the avoidance of doubt, Parent and each of the Sellers agree that it would be a violation of this Section 5.14 for a Seller or any of its Affiliates to act as consultant, advisor, independent contractor, officer, manager, employee, principal, agent, lender or trustee of any Person that is engaged in any Restricted Business during the Restricted Period, provided that nothing in this Section 5.14 shall prohibit a Seller or any of its Affiliates from owning, directly or indirectly, solely as an investment, up to one percent (1%) of any class of “publicly traded securities” of any Restricted Business, meaning securities that are traded on a national or foreign securities exchange.

(b)                                 Each Seller agrees that during the Restricted Period it shall not and shall cause each of its Affiliates not to, directly or indirectly, solicit for employment or encourage to leave employment any employee of the Company (including the Surviving Company). Nothing in this Section 5.14 shall prohibit a Seller or any of its Affiliates from placing general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of the Company (including the Surviving Company) or any of their Affiliates, successors or assigns.

(c)                                  Each Seller acknowledges that (a) any violation of the provisions of this Section 5.14 would cause irreparable harm to parent and that money damages would not be an adequate remedy for any such violation and (b) accordingly, Parent and its Affiliates shall be entitled to obtain injunctive or other equitable relief to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages, by an appropriate court in the appropriate jurisdiction. The remedies provided in this Section 5.14 are cumulative and shall not exclude any other remedies to which Parent may be entitled under this Agreement or applicable Law, and the exercise of a remedy under this Section 5.14 shall not be deemed an election excluding any other remedy or any waiver thereof.

(d)                                 If any Governmental Authority determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or geographical scope, such Governmental Authority is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under Law. Each Seller acknowledges, however, that this Section 5.14 has been negotiated by each such Person and that the geographical scope and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the transactions contemplated by this Agreement.

Section 5.15                             Listing Application.  Parent shall use commercially reasonable efforts to cause all such filings with the NYSE to be completed and otherwise to take all such actions as may be reasonably necessary for the Parent Common Stock to be issued hereunder to be approved for listing on the NYSE from and after the time of Closing, subject to official notice of issuance.

Section 5.16                             Financial Statements.

(a)                                 For each calendar month ended after the date of this Agreement but at least thirty (30) days prior to the Closing Date, the Company shall provide to Parent, within thirty (30) days after the end of such calendar month, unaudited consolidated financial statements of the

Company, consisting of a balance sheet as of the end of each such month and an income statement for such month and for the portion of the year then ended.

(b)                                 Within forty-five (45) days following the Closing, the Company shall provide to Parent, the audited consolidated financial statements of the Company prepared in accordance with GAAP, consisting of the audited consolidated balance sheet at December 31, 2018 and December 31, 2017, related statements of earnings, stockholders’ equity, cash flows and related footnotes for each of the fiscal years then ended, accompanied by an unqualified opinion of the Company Auditor (the “Year End Financial Statements”).

(c)                                  At least ten (10) days prior to the Closing, the Company shall deliver to Parent the unaudited interim consolidated financial statements of the Company for the first, second and third fiscal quarters of calendar year 2018 and for the first fiscal quarter and second fiscal quarter (to the extent that the Closing Date occurs in the third fiscal quarter) of calendar year 2019, in each case consisting of a consolidated balance sheet as of the last day of the fiscal period and the related statements of earnings and stockholders’ equity and cash flows for the three-, six- or nine-month period then ended, and the corresponding three-, six- or nine-month period of the prior fiscal year. Such unaudited interim consolidated financial statements shall be prepared in accordance with GAAP on the same basis as the Year End Financial Statements and shall have been reviewed by the Company Auditor using professional standards and procedures for conducting such reviews as required by Rule 10-01 of Regulation S-X for interim financial statements filed in a periodic report with the SEC.

(d)                                 For each fiscal quarter ending after the date of this Agreement (but not the fourth fiscal quarter of any year) but at least forty-five (45) days prior to the Closing Date, the Company shall deliver to Parent the unaudited interim consolidated financial statements of the Company for such fiscal quarter, consisting of a consolidated balance sheet as of the last day of such fiscal quarter and the related statements of earnings and stockholders’ equity and cash flows for the three-, six- or nine-month period then ended, as applicable, and the corresponding three-, six- or nine-month period of the prior fiscal year. Such unaudited interim consolidated financial statements shall be prepared in accordance with GAAP on the same basis as the Year End Financial Statements and shall have been reviewed by the Company Auditor using professional standards and procedures for conducting such reviews as required by Rule 10-01 of Regulation S-X for interim financial statements filed in a periodic report with the SEC.

(e)                                  The financial statements referred to in clauses (a), (b) and (c) above shall conform to the requirements of Regulation S-X (“Regulation S-X”) under the Securities Act and the Exchange Act, applicable to financial statements to be filed by an acquirer.

(f)                                   In addition, the Company shall provide such information, or reasonable access thereto, with respect to the Company as may be reasonably requested by Parent to permit Parent to prepare or file pro forma financial information required by the rules of the SEC (provided that, in connection with such pro forma financial information, the Company shall have no obligation to prepare such pro forma financial information or to provide (i) any information related to Parent or any of their pre-Closing Affiliates, (ii) the pro forma capitalization of the Company after giving effect to the Closing or the financing of the transactions contemplated hereby, (iii) any adjustments, assumptions, estimates, projections or other information in connection with the potential purchase price accounting treatment of the Transaction, or (iv) any assumptions with respect to equity or indebtedness outstanding as a result of the financing of the transactions contemplated hereby, any interest expense, fees, original issue discount, or other economics in connection with such financing or any fees and expenses of any Person (other than the Company) incurred or otherwise payable in connection with the consummation of the Transaction and the other transactions contemplated hereby). The Company also shall cooperate with Parent to provide any additional historical financial information regarding the Company, or access thereto, that is reasonably requested by Parent in connection with Parent’s analysis of the financial statements referred to in clauses (a), (b) and (c) above required to be included in any reports or other filings by Parent under applicable SEC rules and regulations. The Company shall keep Parent informed at any time upon Parent’s reasonable request in reasonable detail of the status of its efforts to prepare the financial statements referred to in clauses (a), (b) and (c) above.

(g)                                  From and after the Closing Date, the Sellers’ Representative shall use his commercially reasonable efforts to assist Parent (i) in the preparation of any financial statements of the Company for any periods prior to the Closing required to be filed by Parent with the SEC, (ii) obtain the consent of the Company Auditor to the inclusion of its opinion with respect to the Company’s financial statements in one or more reports or registration statements that may be filed by Parent under applicable SEC rules and regulations, (iii) with the preparation of any pro forma financial statements or other financial information that may be required to be filed by Parent with respect to the Company under applicable SEC rules and regulations, and (iv) requesting that the Company Auditor issue one or more customary comfort letters with respect to the financial information of the Company.

Section 5.17                             Other Transaction Agreements.  After the date hereof, the Parties shall cooperate in good faith to promptly negotiate the forms of the Consulting Agreement and the Employment Agreements and the agreements necessary to consummate the Venture Investment and the Apprise Transaction.

Article VI.  CONDITIONS PRECEDENT

Section 6.01                             Conditions to Obligations of Parent and Merger Sub to Close.  The obligation of Parent or Merger Sub to effect the Closing is subject to the satisfaction (or written waiver by Parent) at or prior to the Closing of the following conditions:

(a)                                 No Breach of Representations and Warranties. (i) Each of the Fundamental Representations made by any Seller shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period); and (ii) each of the remaining representations and warranties of the Sellers set forth in Article III of this Agreement shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)                                 Performance of Obligations of Sellers. The covenants and agreements of the Sellers to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c)                                  No Material Adverse Effect. There shall not have been any Material Adverse Effect from the date hereof to the Closing Date.

(d)                                 Closing Certificate. Parent shall have received a certificate, dated as of the Closing Date and signed by the Sellers’ Representative, stating that the conditions specified in Sections 6.01(a), 6.01(b) and 6.01(c) have been satisfied.

(e)                                  Officer’s Certificate. Parent shall have received a certificate of the Secretary of the Company in his or her capacity as such, dated as of the Closing Date, certifying that attached thereto, (i) is a true and complete copy of all resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all such resolutions adopted in connection with the transactions contemplated hereby and thereby, (ii) is a true and complete copy of all resolutions duly adopted by the requisite stockholders of the Company evidencing their adoption of this Agreement and approval of the Merger as required by the VSCA, the DGCL and the Company’s organizational documents and that all such resolutions are in full force and effect and are all such resolutions adopted in connection with the transactions contemplated hereby, (iii) is a true and complete copy of the articles of incorporation of the Company and all amendments thereto and (iv) is a true and complete copy of the bylaws of the Company.

(f)                                   No Injunctions or Restraints. No injunction or other judgment issued by any court of competent jurisdiction shall have been entered and remain in effect which prevents the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(g)                                  Consents and Notices. All requests for consents and notices set forth Schedule 6.01(g) shall have been sent, and Parent shall have been furnished with evidence reasonably satisfactory to it that such notices have been sent.

(h)                                 Antitrust Clearance. The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted.

(i)                                     R&W Insurance Policy. The R&W Insurance Policy shall have been issued and in full force and effect prior to or contemporaneously with the Closing.

(j)                                    Employment Agreements. The Employment Agreements shall have been executed by each Covered Employee and Parent or one of its Affiliates and shall continue to remain effective.

(k)                                 Orderly Marketing Agreement. An Orderly Marketing Agreement executed by the Sellers to be party thereto.

(l)                                     Consulting Agreement.  The Consulting Agreement shall have been executed by Robert D. Curtis and shall continue to remain effective.

(m)                             Other Deliverables. Each of the items specified in Section 2.09 shall have been duly executed, as applicable, and delivered to Parent.

Section 6.02                             Conditions to Obligations of Sellers to Close. The obligation of the Sellers to effect the Closing is subject to the satisfaction (or written waiver by the Sellers’ Representative) at or prior to the Closing of the following conditions:

(a)                                 No Breach of Representations and Warranties. Each of the Fundamental Representations made by Parent and Merger Sub shall be true and correct as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period); and (ii) each of the remaining representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)                                 Performance of Obligations of Parent and Merger Sub. The covenants and agreements of Parent and Merger Sub to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c)                                  Closing Certificate. The Sellers’ Representative shall have received a certificate, dated as of the Closing Date and signed on behalf of Parent by an executive officer of Parent, stating that the conditions specified in Sections 6.02(a), and 6.02(b) have been satisfied.

(d)                                 Officer’s Certificate.  The Sellers’ Representative shall have received a certificate, dated as of the Closing Date and signed on behalf of Parent by the Secretary of Parent in her capacity as such, certifying that attached thereto, (i) are true and complete copies of the certificates of incorporation of Parent and Merger Sub and all amendments thereto and (iv) are true and complete copies of the bylaws of Parent and Merger Sub.

(e)                                  No Injunctions or Restraints. No injunction or other judgment issued by any court of competent jurisdiction shall have been entered and remain in effect which prevents the consummation of the transactions contemplated by the Transaction Documents.

(f)                                   Consents. All consents set forth on Schedule 3.04 shall have been obtained and be in full force and effect, and the Sellers’ Representative shall have been furnished with evidence reasonably satisfactory to it that such consents have been obtained and are in full force and effect.

(g)                                  Antitrust Clearance. The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted.

(h)                                 R&W Insurance Policy. The R&W Insurance Policy shall have been issued to Parent and in full force and effect prior to or contemporaneously with the Closing.

(i)                                     Orderly Marketing Agreement. Orderly Marketing Agreements for certain of the Sellers executed by Parent.

(j)                                    LLC Transfers.  Parent shall contemporaneous with the Closing consummate the limited liability company membership interest transfers described, and substantially on the terms set forth, in Schedule 5.

(k)                                 Employment Agreements. The Employment Agreements shall have been executed by Parent or one of its Affiliates.

(l)                                     Venture Investment. Parent shall contemporaneous with the Closing consummate the investment described, and substantially on the terms set forth, in Schedule 5.

(m)                             Consulting Agreement.  The Consulting Agreement shall have been executed by Parent or one of its Affiliates.

(n)                                 Apprise Transaction.  Parent shall have executed an agreement to consummate the transactions described, and substantially on the terms set forth, in Schedule 7.

(o)                                 Other Deliverables. Each of the items specified in Section 2.10 shall have been duly executed, as applicable, and delivered to the Sellers’ Representative in a form reasonably acceptable to the Sellers’ Representative.

Section 6.03                             Frustration of Closing Conditions. Neither Parent, Merger Sub nor any Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was principally caused by such Party’s breach of, or failure to act in good faith or to cause the Closing to occur as required by this Agreement.

Article VII.  TERMINATION

Section 7.01                             Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date:

(a)                                 by the mutual consent of Parent and the Sellers’ Representative;

(b)                                 by Parent, if there has been a material breach by any Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, or any of the Sellers’ representations and warranties shall have become untrue or inaccurate, in each case that would or would reasonably be expected to give rise to the failure of a condition set forth in Article VI and such Seller fails to cure such breach within the earlier of (i) fifteen (15) days after receipt of written notice thereof (except no cure period shall be provided for a breach which by its nature cannot be cured) and (ii) the Outside Date; provided, that Parent and Merger Sub are not then in material breach of any representation, warranty, covenant or agreement contained herein;

(c)                                  by the Sellers’ Representative if there has been a breach by Parent or Merger Sub of any of their representations, warranties, covenants or agreements contained in this Agreement, or any of Parent’s or Merger Sub’s representations and warranties shall have become untrue or inaccurate, in each case that would or would reasonably be expected to give rise to the failure of a condition set forth in Article VI and Parent or Merger Sub fails to cure such breach within the earlier of (i) fifteen (15) days after receipt of written notice thereof (except no cure period shall be provided for a breach which by its nature cannot be cured) and (ii) the Outside Date; provided that a Seller is not then in material breach of any representation, warranty, covenant or agreement contained herein;

(d)                                 by Parent or the Sellers’ Representative if any final and non-appealable court order (“Order”) shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Transaction Documents; provided, however, that the right to terminate this Agreement under this Section 7.01(d) shall not be available to a Party whose failure to perform its covenants and agreements contained in this Agreement has been the principal cause of or has principally resulted in the imposition of such Order or the failure of such order to be resolved or lifted; and

(e)                                  by Parent or the Sellers’ Representative, if the Closing shall not have occurred on or before July 14, 2019 or such later date as may be mutually agreed in writing by Parent and the Sellers’ Representative (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(e) shall not be available to any Party who is in material breach of this Agreement as of the date of such proposed termination; and, provided, further than the Outside Date shall automatically be extended by ninety (90) days in the event of the receipt of a request for Additional Information and Documentary Materials from either the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice in connection with the filings made under the HSR Act and pursuant to Section 5.02.

Section 7.02                             Effect of Termination.  If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect. Nothing in this Section 7.02 shall be deemed to release any party from any liability for Fraud or willful breach by such Party of the terms and provisions of this Agreement.

Section 7.03                             Termination Fee.

(a)                                 Notwithstanding anything in this Agreement to the contrary, in the event that this Agreement is terminated by:

(i)                                     the Sellers’ Representative pursuant to (A) Section 7.01(c) or (B) Section 7.01(e) if (x) the conditions set forth in Section 6.01 and Section 6.02 were satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions were capable of being satisfied at the Closing, other than by virtue of Parent’s or Merger Sub’s failure to effect the Closing) and the Sellers’ Representative has provided written notice to Parent irrevocably confirming that the Sellers are ready, willing and able to consummate the Closing and that if Parent and Merger Sub perform their obligations hereunder then the Sellers will cause the Closing to occur, and (y) Parent failed to consummate the transactions contemplated by this Agreement by the time the Closing was required to have occurred under Section 2.07, then Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay the Sellers’ Representative the Termination Fee in cash by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative. The “Termination Fee” means an amount equal to five percent (5%) of the Purchase Price; or

(ii)                                  by Parent pursuant to (A) Section 7.01(b) or (B) Section 7.01(e) if (x) the conditions set forth in Section 6.01 and Section 6.02 were satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions were capable of being satisfied at the Closing, other than by virtue of the Sellers’ failure to effect the Closing) and Parent has provided written notice to the Sellers’ Representative irrevocably confirming that Parent and Merger Sub are ready, willing and able to consummate the Closing and that if the Sellers performs their obligations hereunder then Parent and Merger Sub will cause the Closing to occur, and (B) the Sellers failed to consummate the transactions contemplated by this Agreement by the time the Closing was required to have occurred under Section 2.07, then the Sellers shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay Parent the Termination Fee in cash by wire transfer of immediately available funds to an account designated in writing by Parent.

(b)                                 In no event shall either the Sellers, on the one hand, or Parent and Merger Sub, on the other hand, be required to pay a Termination Fee on more than one occasion. The Parties acknowledge and hereby agree that the Termination Fee, if, as and when required pursuant to this Section 7.03, shall not constitute a penalty but will be reasonable liquidated damages that will compensate the Company, the Sellers and the Sellers’ Representative, on the one hand, or Parent and Merger Sub, on the other hand, in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone by such Party while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

Section 7.04                             No Other Recourse.  Subject to a Party’s right to specific enforcement pursuant to Section 9.08, a Party’s right to terminate this Agreement pursuant to Section 7.01 and receive payment of the applicable Termination Fee from the other Party pursuant to Section 7.03 (in each case, to the extent applicable) shall be the sole and exclusive remedy of the Company, the Sellers, the Sellers’ Representative, on the one hand, or Parent and Merger Sub, on the other hand, for any and all liabilities, damages, costs or expenses suffered or incurred by the Company, the Sellers, the Sellers’ Representative, on the one hand, or Parent and Merger Sub, on the other hand, or any of their respective Affiliates or any other Person in connection with this Agreement and the Transaction. Upon payment of the Termination Fee, the Party paying the Termination Fee, and its Affiliates shall have no further liability or obligation relating to or arising out of the Transaction, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Action, by virtue of any applicable Laws or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a Party or another Person or otherwise.

Article VIII.  INDEMNIFICATION

Section 8.01                             Survival Period.  The Parties, intending to modify any applicable statute of limitations, agree that, except in the case of Fraud, (a) the representations and warranties made by the Company and any Seller in this Agreement or in any certificates or documents delivered hereunder terminate and expire on the eighteen (18)-month anniversary of the Closing Date; provided, that (i) the Fundamental Representations shall terminate and expire on the five (5)-year anniversary of the Closing Date and (ii) the representations and warranties made by the Company and any Seller in Section 3.15 (Tax Matters) shall continue until thirty (30) days following their applicable statute of limitations; and (b) the representations and warranties made by Parent and Merger Sub in this Agreement shall terminate and expire on the eighteen (18)-month anniversary of the Closing Date; provided, that the Fundamental Representations made by Parent and Merger Sub shall terminate and expire on the five (5)-year anniversary of the Closing Date (each such applicable termination and expiration date, the applicable “Survival Period”); provided, however, that notwithstanding the foregoing or anything to the contrary contained herein, this Section 8.01 shall not limit any claim or recovery available to Parent, Merger Sub or the Surviving Company (or any additional insured) under the R&W Insurance Policy. The covenants and agreements made by the Parties herein shall survive in accordance with their respective terms, and if no specific term is specified, the covenants and agreements to be performed prior to the Closing shall not survive the Closing and the covenants and the agreements to be performed after the Closing shall continue until thirty (30) days following their applicable statute of limitations. No Party shall have any liability with respect to claims first asserted in connection with any representation or warranty after the applicable Survival Period. In the event, however, that notice of any claim for indemnification (an “Indemnity Claim Notice”) is given to the other Party in accordance with Section 9.01 within the applicable Survival Period, the cause of action that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

Section 8.02                             Indemnification by the Sellers.  Subject to the terms and conditions of this Article VIII, the Sellers hereby agree that, from and after the Closing Date, they shall severally (based on their Pro-Rata Allocation) indemnify, defend and hold harmless Parent, Merger Sub, the Surviving Company and their respective successors and assigns, and each of their respective directors, officers, employees, managers, agents, stockholders, partners, and members (collectively, the “Parent Indemnified Parties”) from and against any claim, loss, fine, penalty, damage, liability, judgment, Tax, interest (including interest from the date of such losses) settlement, cost or expense (including reasonable attorneys’ and accountants’ fees, and expert witness fees and disbursements and the cost of litigation) (collectively, “Losses”) incurred or suffered by any such Parent Indemnified Party resulting from or arising out of:

(a)                                 the breach, inaccuracy or violation of any representation or warranty made by the Company or any Seller contained in Article III hereof at and as of this date of this Agreement or at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than such representations and warranties that by their terms address matters only as of another specified time, at and as of such specified time);

(b)                                 the breach or violation of, or failure to perform, any covenant or agreement of the Company or a Seller contained in this Agreement;

(c)                                  any Indemnified Taxes; and

(d)                                 the matters described on Schedule 8.02(d).

Section 8.03                             Indemnification by Parent and Merger Sub.  Subject to the terms and conditions of this Article VIII, Parent and Merger Sub hereby (and following the Closing, the Surviving Company) agree that, from and after the Closing Date, they shall indemnify, defend and hold harmless the Sellers and their respective successors and assigns, and each of their respective directors, officers, employees, managers, agents, stockholders, partners, and members (the “Seller Indemnified Parties”) from and against any Losses incurred or suffered by any such Seller Indemnified Party resulting from or arising out of:

(a)                                 the breach, inaccuracy or violation of any representation or warranty made by Parent or Merger Sub in Article IV hereof at and as of this date of this Agreement or at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than such representations and warranties that by their terms address matters only as of another specified time, at and as of such specified time);

(b)                                 the breach or violation of, or failure to perform, any covenant or agreement of Parent or Merger Sub contained in this Agreement; and

(c)                                  the successful enforcement of the indemnification rights of the Seller Indemnified Parties hereunder.

Section 8.04                             Limitations on Indemnification.

(a)                                 Except with respect to Losses suffered as a result of, arising out of or relating to Fraud, the Parent Indemnified Parties will not be entitled to indemnification under Section 8.02(a) of this Agreement unless the Parent Indemnified Parties have incurred as to all claims under Section 8.02 of this Agreement, Losses in excess of one million eight hundred seventy-five thousand ($1,875,000) in the aggregate (the “Deductible”), in which case the Parent Indemnified Parties will be entitled to indemnification under Section 8.02(a) of this Agreement only to the extent the aggregate Losses with respect to such claims exceed the Deductible. The limitations contained in this Section 8.04(a) shall not apply to Section 8.02(b), Section 8.02(c) and Section 8.02(d) or to claims arising out of the breach, inaccuracy or violation of the Fundamental Representations made by any Seller.

(b)                                 Except with respect to Losses suffered as a result or, arising out of or relating to Fraud, the maximum aggregate liability of the Sellers to the Parent Indemnified Parties:

(i)                                     for Losses to which the Parent Indemnified Parties are entitled to indemnification under Section 8.02(a) of this Agreement as a result of a breach, inaccuracy of violation of a representation or warranty (other than the Fundamental Representations made by any Seller) shall be limited to one million eight hundred seventy-five thousand ($1,875,000) in the aggregate, and any such indemnification shall be satisfied solely (A) first, by recovery from the Indemnity Escrow Amount until the earlier of the date that (I) the Indemnity Escrow Account expires or is terminated in accordance with the Escrow Agreement or (II) the Indemnity Escrow Amount is reduced to zero (0), and (B) second, by recovery from the R&W Insurance Policy;

(ii)                                  for Losses to which the Parent Indemnified Parties are entitled to indemnification under Section 8.02(a) in respect of the Fundamental Representations made by the Company or any Seller shall be limited to an amount equal to the portion of the Purchase Price received by such Seller, and any such indemnification shall be satisfied solely (A) first, by recovery from the Indemnity Escrow Amount until the earlier of the date that (I) the Indemnity Escrow Account expires or is terminated in accordance with the Escrow Agreement or (II) the Indemnity Escrow Amount is reduced to zero (0), (B) second, by recovery from the R&W Insurance Policy; provided, that if Parent permits the R&W Insurance Policy to lapse prior to its expiration, then the Parent Indemnified Parties shall not be entitled to recover for any amounts up to the R&W Insurance Policy coverage limits that would have been available to such Parent Indemnified Parties thereunder, and (C) third, by recovery from the Sellers; and

(iii)                               for Losses to which the Parent Indemnified Parties are entitled to indemnification under Section 8.02 of this Agreement shall be limited to an amount equal to the portion of the Purchase Price received by such Seller.

(c)                                  Except with respect to Losses suffered as a result of, arising out of or relating to Fraud, the aggregate indemnification obligations of each Seller for Losses arising from all matters for which indemnification is available shall be limited to an amount equal to the portion of the Purchase Price received by such Seller.

(d)                                 The amount of any Loss for which indemnification is provided pursuant to this Article VIII shall be determined by taking into account (i) any amounts actually recovered by the Indemnified Party under its insurance policies or otherwise; provided, that such amount shall be reduced by any costs and expenses incurred in obtaining such recovery and by the amount of any increase in insurance premiums resulting from making the claim giving rise to such recovery, provided, further, that notwithstanding anything else herein to the contrary, an Indemnified Party shall make reasonable efforts to recover from an insurer, and (ii) any amounts recovered by the Indemnified Party from a third party.

(e)                                  Except with respect to claims arising out of Fraud, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law or any other theory or right, except pursuant to the indemnification provisions set forth in this Article VIII. Notwithstanding the foregoing, nothing in this Section shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled.

(f)                                   The Parties acknowledge and agree that, notwithstanding anything else herein to the contrary, an Indemnified Party shall, to the extent required by applicable Law, take commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to such Loss; provided, however, that with respect to Parent and Merger Sub, such efforts to mitigate shall not include (i) imposing or levying charges on or recapturing amounts from customers of the Business, and (ii) an obligation to litigate or initiate any action or pursue indemnification against a customer or supplier of the Company, including for example taking any action to collect previously uncollected sales Taxes from any customer (former or then current).

(g)                                  In no event shall any Party be liable to any other Party for any punitive, special or indirect damages relating to the breach or alleged breach of this Agreement.

Section 8.05                             Indemnification Claims.

(a)                                 Claims for Indemnification. In order to seek indemnification under Sections 8.02 or 8.03 the party claiming indemnification (the “Indemnified Party”) shall deliver an Indemnity Claim Notice to the party from whom the indemnification is sought (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) (which Indemnity Claim Notice shall specify in reasonable detail the nature and good faith estimate based on information then available to the Indemnified Party of the amount of any such claim).

(b)                                 Resolution of Conflicts. If the Indemnifying Party delivers a written statement objecting to the claim stated in the Claim Notice (or the calculation or any portion thereof) (an “Objection Notice”) within thirty (30) days of the date of its receipt of the Claim Notice, the Sellers’ Representative and Parent shall attempt for a period of thirty (30) days in good faith to agree upon the rights of the respective Parties with respect to each of such claims. In the event the Parties are unable to resolve all objections stated in the Objection Notice within such thirty (30) day period, either Parent or the Sellers Representative may pursue any and all legal or equitable remedies available to them under applicable Law to the extent permitted by this Agreement.

(c)                                  Third Party Claims. The obligations and liabilities of the Parties hereunder with respect to indemnity pursuant to this Article VIII resulting from any claim or other assertion of liability by third parties (hereinafter called collectively, “Third Party Claims”) shall be subject to the following terms and conditions:

(i)                                     Promptly after the receipt by an Indemnified Party of notice of the commencement of any Third Party Claim, such Indemnified Party shall give the Indemnifying Party written notice thereof in reasonable detail in light of the circumstances then known to such Indemnified Party along with a copy of the Third Party Claim. The failure to give such notice shall not relieve the Indemnified Party from any obligation under Article VIII except where, and solely to the extent that, such failure actually and materially prejudices the rights of the Indemnifying Party.

(ii)                                  The Indemnifying Party shall have the right to undertake at its sole expense, by counsel of its own choosing, the defense of such Third Party Claim; provided, however, that the Indemnifying Party shall not have the right to defend or direct the defense of such Third Party Claim if such claim, suit or demand is (A) criminal in nature, would reasonably be expected to lead to criminal proceedings, (B) seeks an injunction or other equitable or non-monetary relief against the Indemnified Party, or (C) the Indemnified Party has been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim.

(iii)                               In the event that the Indemnifying Party shall elect not to undertake such defense, or within a reasonable time after notice of any such Third Party Claim from the other Party shall fail to defend, the Indemnified Party (upon notice to the Indemnifying Party) shall have the right to undertake the defense by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (who shall be responsible for paying the reasonable fees and expenses such counsel and defense to the extent indemnifiable under this Agreement).

(iv)                              Notwithstanding anything in this Article VIII to the contrary, (A) neither the Indemnifying Party nor the Indemnified Party shall, without the other’s prior written consent, settle or compromise any Third Party Claim or consent to entry of any judgment, (B) in the event that the Indemnifying Party undertakes defense of any Third Party Claim in accordance with Section 8.05(c)(ii), the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with, and be provided reasonable access to all relevant information within the possession of, the Indemnifying Party and its counsel or other representatives concerning such Third Party Claim, and (C) in the event that the Indemnified Party undertakes defense of any Third Party Claim, the Indemnifying Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with, and be provided reasonable access to all relevant information within the possession of, the Indemnified Party and its counsel or other representatives concerning such Third Party Claim.

Section 8.06                             Determination of Losses; Miscellaneous.

(a)                                 For purposes of determining whether there has been a breach of any representation or warranty for purposes of indemnification under this Article VIII, all representations and warranties shall be treated as if the words “materially,” “in all material respects,” “Material Adverse Effect” or similar words were omitted from such representations and warranties, and for purposes of determining the amount of Losses resulting therefrom, any Material Adverse Effect or materiality qualification limiting the scope of such representation or warranty shall be disregarded.

(b)                                 The Parties shall cooperate with any reasonable request of the other and make available, at the other’s expense, all information (but excluding privileged communications) necessary for the other to pursue any indemnification or reimbursement from a third party for any Losses in the event that the other elects to pursue such indemnification or reimbursement.

Section 8.07                             R&W Insurance Policy.  Notwithstanding anything herein to the contrary contained in this Agreement:

(a)                                 Parent will purchase the R&W Insurance Policy on its own behalf, to insure Parent, Merger Sub and the after the Closing, the Surviving Company, against certain Losses arising out of or in connection with breaches of any Seller’s representations and warranties contained in this Agreement and such other items for which insurance is available under the R&W Insurance Policy; and

(b)                                 any limits on indemnification in this Article VIII shall not limit Parent’s, Merger Sub’s or after the Closing, the Surviving Company’s rights under the R&W Insurance Policy.

Article IX.  GENERAL PROVISIONS

Section 9.01                             Notices.

All notices, demands, requests or other communications which may be or are required to be given or made by any Party to any other Party pursuant to this Agreement or any other Transaction Document shall be in writing, hand delivered (including delivery by overnight courier) or transmitted by facsimile or electronic mail and addressed as follows:

If to the Sellers or the Sellers’ Representative, to:

Robert D. Curtis

3311 Greywalls Drive

Powhatan, VA 23139

E-mail: karlacurtisva@gmail.com

with copies (which shall not constitute notice) to:

Womble Bond Dickinson (US) LLP
1200 19th St. NW, Fifth Floor
Washington, DC 20036
Attention: Andrew Tucker, Esquire

E-mail: andy.tucker@wbd-us.com

Facsimile: (202) 467-6900

If to Parent, Merger Sub, or the Surviving Company, to:

Envestnet, Inc.

35 East Wacker Drive, Suite 2400

Chicago, IL 60601

Attention: Shelly O’Brien

E-mail: shelly.obrien@envestnet.com

Facsimile: (312) 827-2801

and with copies (which shall not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, IL 60606

Attention: Edward S. Best

E-mail: ebest@mayerbrown.com

Facsimile: (312) 706-2801

or such other address as the addressee may indicate by written notice.

Each notice, demand, request or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (the affidavit of messenger or (with respect to a fax or e-mail, as applicable) the confirmation sheet or electronic confirmation of receipt being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

Section 9.02                             Waiver.  No delay or failure on the part of any Party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any Party hereto unless made in writing and signed by the Party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

Section 9.03                             Benefit and Assignment.  Neither the Sellers, Parent nor Merger Sub shall assign this Agreement in whole or in part, whether by operation of Law or otherwise without the prior written consent of (i) the Sellers’ Representative, with respect to an assignment by Parent or Merger Sub, (ii) and Parent, with respect to an assignment by a Seller. Any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. No Person other than a Party hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the Parties hereto, and the representations and warranties, covenants and other agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Parties hereto or their respective successors and assigns as permitted hereunder.

Section 9.04                             No Third Party Beneficiaries.  Except as set forth in Section 5.10, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.05                             Amendment.  No amendment, modification, supplement or waiver of this Agreement shall be binding unless executed in writing by the Sellers’ Representative, Parent and Merger Sub.

Section 9.06                             Severability.  If any part of any provision of this Agreement or any other Transaction Document shall be invalid or unenforceable under applicable Law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions hereof or of said agreement, document or writing.

Section 9.07                             Governing Law; Forum.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the Laws of the State of New York excluding the choice of law rules thereof. Any dispute with respect to this Agreement, any Person’s direct or indirect rights or obligations arising out of or in connection with this Agreement, or the construction of this Agreement or the transactions contemplated hereby, including without limitation a breach, default, or misrepresentation or any determination made by a Party hereto pursuant to this Agreement, shall, to the extent made by or against any Party or any of its Affiliates after the unsuccessful negotiation in good faith by the Parties hereto, be finally and conclusively resolved exclusively in the State or Federal courts located in the Borough of Manhattan, the City of New York . In furtherance of the foregoing, each of the Parties hereto (i) submits to the jurisdiction of the State and Federal courts sitting in the Borough of Manhattan, the City of New York over any suit, action or proceeding arising from, or relating to, any Transaction Document, and (ii) waives any objection that it may have to the venue of any suit, action or proceeding with respect to any proceeding relating to this Agreement or any other Transaction Document that is commenced in the courts sitting in the Borough of Manhattan, the City of New York.

Section 9.08                             Specific Performance.  The Parties hereto acknowledge and agree that the breach by any of them of this Agreement would cause irreparable damage to the other Parties hereto and that they will not have an adequate remedy at Law. Therefore, the Parties under this Agreement shall be permitted to seek a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies at Law which any Party may have under this Agreement.

Section 9.09                             Appointment of the Sellers’ Representative.

(a)                                 The Sellers hereby appoint and designate the Sellers’ Representative as their representative to act on behalf of the Sellers for certain purposes, as specified in this Section 9.09. The Sellers hereby grant to the Sellers’ Representative such powers and authority as are necessary to carry out the following functions as the Sellers’ Representative of the Sellers: (i) to give and receive notices on behalf of the Sellers, (ii) to administer and resolve any claims arising under Section 2.06 and Article VIII hereof, and (iii) to take such other actions on behalf of the Sellers as are contemplated by this Agreement and the other Transaction Documents. For the avoidance of doubt, nothing in this Section 9.09 shall be deemed to expand or alter the joint and several nature of the indemnification obligations of the Sellers pursuant to Article VIII hereof. Parent and any Parent Indemnified Party (A) shall be entitled to rely on any action or decision of the Sellers’ Representative hereunder and (B) shall have no liability to any Seller for any actions taken pursuant to instructions within the authority of the Sellers’ Representative. The appointment of a Person as the Sellers’ Representative of the Sellers will be deemed coupled with an interest and will be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any actions of the Sellers’ Representative as the actions of the Sellers hereunder in all matters referred to in this Agreement or any other Transaction Document to which such Sellers are a party. All that the Sellers’ Representative will do or cause to be done by virtue of its appointment as the Sellers’ Representative of the Sellers pursuant to this Section 9.09 is hereby ratified and confirmed by each of the Sellers.

(b)                                 In performing the functions specified in this Agreement or any other Transaction Document, the Sellers’ Representative shall not be liable to any Seller in the absence of gross negligence, willful misconduct or Fraud on the part of the Sellers’ Representative. Each Seller shall severally (based on such Seller’s Pro Rata Allocation), and not jointly, indemnify and hold harmless the Sellers’ Representative from and against any loss, liability or expense incurred without gross negligence, willful misconduct or Fraud on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of his, her or its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Sellers’ Representative (the “Sellers’ Representative Expenses”). Neither Parent, Merger Sub nor the Company shall have any liability for the Sellers’ Representative Expenses.

Section 9.10                             Waiver; Privilege.

(a)                                 Acknowledgment of Prior Representation. Each of the Parties acknowledges and agrees that Womble Bond Dickinson (US) LLP (“WBD”) has acted as counsel to the Sellers in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby, and in that connection not as counsel for any other Person.

(b)                                 Consent to Future Representation. Parent and Merger Sub hereby consent and agree to, and agree to cause the Surviving Company following the Closing to consent and agree to, WBD representing the Sellers’ Representative and/or any of the Sellers (collectively, the “Represented Parties”) after the Closing, including with respect to disputes in which the interests of the Represented Parties may be directly adverse to Parent and its Affiliates (including the Company), and even though WBD may have represented the Company in a matter substantially related to any such dispute, or may be handling ongoing matters for the Company. Parent and Merger Sub further consent and agree to, and agree to cause the Surviving Company and their respective Affiliates following the Closing to further consent and agree to, the communication by WBD to the Represented Parties in connection with any such representation of any fact that became known to WBD in connection with its representation of the Company.

(c)                                  Waiver of Conflicts. In connection with the foregoing, Parent and Merger Sub hereby irrevocably waive and agree not to assert, and agree to cause the Surviving Company and their respective Affiliates following the Closing to irrevocably waive and agree not to assert, any conflict of interest arising from or in connection with (i) WBD’s prior representation of the Company and (ii) WBD’s representation of, as applicable, a Represented Party prior to and after the Closing.

(d)                                 Attorney-Client Privilege. The Parties acknowledge and agree that all communications prior to the Closing between the Company, Sellers, and the Sellers’ Representative, on the one hand, and WBD, on the other hand, regarding the evaluation, analysis and/or negotiation of this Agreement and/or the other Transaction Documents shall remain the sole property of the Sellers (the “Transaction Related Communications and Documents”), and the Sellers shall hold attorney-client privilege with respect to all such communications. Parent and Merger Sub shall be entitled to possession of all documents, books, records, agreements and financial data of any sort belonging to the Company; provided, however, in no event shall Parent or Merger Sub be provided access to or possession to the Transaction Related Communications and Documents without the prior written consent of the Sellers’ Representative, unless Sellers are determined to have waived such attorney-client privilege by a court of competent jurisdiction.

Section 9.11                             Interpretation.  When a reference is made in this Agreement to a Section, subsection, Appendix, Exhibit or Schedule, such reference shall be to a Section, subsection, Appendix, Exhibit or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement, in any Schedules and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Schedule and not otherwise defined shall have the meaning given to such term in this Agreement. Unless the context clearly requires otherwise, whenever the words “include”, “includes”, “including”, “such as” or terms of similar meaning are used in this agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein”, “hereby” and “hereunder” and terms of similar meaning when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms. Any agreement or instrument defined or referred to herein means such agreement or instrument as from time to time amended, modified or supplemented as permitted herein or therein. References to a Person are also to its permitted successors and assigns. Pronouns of one gender shall include all genders. All accounting conventions shall be consistent with GAAP unless otherwise specified. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement. All references to “dollars” or “$” shall be to U.S. Dollars unless otherwise specified. All references to “days” shall mean calendar days unless Business Days are specified

Section 9.12                             Acknowledgment of Parent and Merger Sub.  Each of Parent and Merger Sub acknowledge that it has relied on the representations and warranties of the Sellers expressly and specifically set forth in this Agreement, including the Disclosure Schedules, in making its determination to proceed with the Transaction. Parent and Merger Sub understand and acknowledge the disclaimer set forth in Section 3.25. In connection with Parent’s and Merger Sub’s investigation of the Company, Parent and/or Merger Sub has received certain future projections, including future projected statements of operating revenues and income from operations of the Company and certain future business plan information. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such future estimates, projections and other forecasts and plans, and that Parent and Merger Sub is familiar with such uncertainties. Accordingly, Parent and Merger Sub hereby acknowledge that neither the Sellers nor the Company are making any representation or warranty with respect to such future estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such future estimates, projections and forecasts except as set forth in Article III (and the related Disclosure Schedules), and each of Parent and Merger Sub hereby disclaims any reliance on such future estimates, projections and other forecasts and plans.

Section 9.13                             Signature in Counterparts.  This Agreement may be executed in separate counterparts (whether transmitted by facsimile or other electronic means) none of which need contain the signatures of all Parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

Section 9.14                             Remedies Cumulative.  Except as otherwise expressly provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.

Section 9.15                             Entire Agreement.  This Agreement (including the Recitals which are incorporated in and made a part of this Agreement), together with all Exhibits and Schedules hereto and the other Transaction Documents, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

Section 9.16                             Electronic Delivery.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PARENT:

ENVESTNET, INC.

By:	/s/ Judson Bergman
Name:	Judson Bergman
Title:	Chief Executive Officer

MERGER SUB:

PECAN MERGER SUB INC.

By:	/s/ Judson Bergman
Name:	Judson Bergman
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

COMPANY:

PIETECH, INC.

By:	/s/ Robert D. Curtis
Name:	Robert D. Curtis
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLERS:

/s/ Brian A. Bunch	/s/ Karla B. Curtis
Brian A. Bunch	Karla B. Curtis

/s/ Robert D. Curtis	/s/ James S. Guild, III
Robert D. Curtis	James S. Guild, III

/s/ Catherine Hart	/s/ Robert Lee Kuehn
Catherine Hart	Robert Lee Kuehn

/s/ Antonio B. Leal	/s/ Jaime L. Proctor
Antonio B. Leal	Jaime L. Proctor

Harold R. Evensky and Deena B. Katz, as
tenants by the entireties with right of survivorship:

/s/ Harold R. Evensky
Harold R. Evensky

/s/ Deena B. Katz
Deena B. Katz

[Signature Page to Agreement and Plan of Merger]

SELLERS’ REPRESENTATIVE:

/s/ Robert D. Curtis
Robert D. Curtis

[Signature Page to Agreement and Plan of Merger]